UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Quest Diagnostics Incorporated

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Notice of 2014 Annual Meeting of Stockholders
Quest Diagnostics Incorporated
Three Giralda Farms
Madison, New Jersey
May 21, 2014, 10:30 a.m. local time

April 10, 2014

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Quest Diagnostics’ 2014 Annual Meeting of Stockholders. At the meeting, stockholders will vote on:

•	the election of three directors;

•	ratification of the appointment of our independent registered public accounting firm for 2014;

•	amending Quest Diagnostics’ Certificate of Incorporation to remove supermajority voting requirements;

•	amending Quest Diagnostics’ Certificate of Incorporation to permit stockholders to cause the Company to call special meetings;

•	an advisory resolution to approve executive compensation;

•	such other business as may properly come before the meeting or any adjournment or postponement thereof.

Attendance at the meeting is limited to stockholders of record at the close of business on March 24, 2014, or their duly appointed proxy holder.

We enclose our proxy statement, our Annual Report and a proxy card. Your vote is very important. Whether or not you plan to attend the meeting, I urge you to submit your proxy. Most stockholders may submit a proxy via mail, telephone or the Internet. Instructions on how to submit your proxy are included with your proxy card and these proxy materials. Please submit your proxy promptly.

Thank you for your continued support of Quest Diagnostics.

Sincerely,
Daniel C. Stanzione, Ph.D. Chairman of the Board

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2014 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

Time and Date	10:30 a.m., May 21, 2014
Place	Quest Diagnostics Incorporated
Three Giralda Farms Madison, NJ 07940
Record date	March 24, 2014
Voting	Stockholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and for each proposal to be voted on.

Meeting Agenda and Voting Matters

		Our Board’s Recommendation	For More Detail, See Page
1.	Election of three directors	FOR EACH DIRECTOR NOMINEE	1
2.	Ratification of the appointment of our independent registered public accounting firm for 2014	FOR	52
3.	Amending the Certificate of Incorporation to remove supermajority voting requirements	FOR	55
4.	Amending the Certificate of Incorporation to permit stockholders to cause the Company to call special meetings	FOR	56
5.	Advisory resolution to approve executive compensation	FOR	57
6.	Such other business as may properly come before the meeting or any adjournment or postponement thereof

Board Nominees

The following table provides summary information about our directors who are not retiring. The first three are the Board’s nominees for election at the annual meeting; the rest remain in office. In 2013, each of our incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which he or she serves.

AFC	Audit & Finance Committee	FE	Financial Expert
C	Chair	GC	Governance Committee
CC	Compensation Committee	M	Member
EX	Executive Committee	QSC	Quality, Safety & Compliance Committee

Name	Age	Director Since	Occupation	Experience/ Qualification		Independent	Committee Memberships					Other Public Company Boards
							AFC	CC	GC	QSC	EX

Timothy L. Main	55	2014	Chairman,	•	Executive	Y	M					•	Jabil Circuit,
			Jabil Circuit, Inc.	•	International								Inc.
				•	Operations
				•	Corporate
Governance
				•	General
Management
Timothy M. Ring	56	2011	Chairman and	•	Executive	Y		C	M	M		•	C. R. Bard,
			Chief Executive	•	International								Inc.
			Officer, C. R.	•	Strategic
			Bard, Inc.		Planning
				•	Healthcare
Daniel C. Stanzione,
Ph.D., Chairman	68	1997	President Emeritus,	•	Executive	Y	M		C		C	•	InterNap
			Bell Laboratories	•	General								Network
					Management								Services
				•	Strategic								Corporation
Planning
Jenne K. Britell, Ph.D.	71	2005	Senior Managing	•	Finance	Y	FE			M		•	Crown
			Director, Brock	•	Executive								Holdings, Inc.
			Capital Group	•	Advisory							•	United
				•	Capital Markets								Rentals, Inc.
				•	International
				•	Strategic
Planning
Gail R. Wilensky, Ph.D.	70	1997	Senior Fellow,	•	Private	Y		M	M	C		•	United
			Project Hope		Enterprise								Healthcare
				•	Healthcare								Corporation
				•	Government
				•	Strategic Planning
John B. Ziegler	68	2000	Former President,	•	Sales	Y		M		M		•	N/A
			Worldwide	•	Marketing
			Consumer	•	International
			Healthcare,	•	Strategic
			GlaxoSmithKline		Planning
John C. Baldwin, M.D.	65	2004	Senior Advisor for	•	Executive	Y	M			M		•	N/A
			Health Affairs at	•	Healthcare
			Texas Tech	•	Strategic
			University;		Planning
			Professor	•	Government
Gary M. Pfeiffer	64	2004	Retired Senior	•	Accounting	Y	C,FE		M		M	•	InterNAP
			Vice President	•	Executive								Network
			and Chief	•	Finance								Corporation
			Financial Officer,	•	International
			E.I. du Pont de	•	Strategic
			Nemours and		Planning
Company
Stephen H. Rusckowski	56	2012	President and	•	Executive	N					M	•	Covidien plc
			Chief Executive	•	International
			Officer, Quest	•	Healthcare
			Diagnostics	•	Strategic
Planning

Management Proposals

Ratify the Appointment of Independent Registered Accounting Firm for 2014. We are asking our stockholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014.

Amend the Certificate of Incorporation to Remove Supermajority Voting Requirements. We are asking our stockholders to approve an amendment to our Certificate of Incorporation to remove supermajority voting requirements.

Amend the Certificate of Incorporation to Permit Stockholders to Cause the Company to Call Special Meetings. We are asking our stockholders to approve an amendment to our Certificate of Incorporation to permit stockholders to cause the Company to call special meetings.

Advisory Resolution to Approve Executive Compensation. We are asking our stockholders to approve, on an advisory basis, our named executive officer compensation.

Executive Compensation Highlights

Type		Form				Terms
Equity	•	Performance shares	•	Together with stock options, more than 75% of total equity award	•	Performance metrics; average return on invested capital, 50%; revenue growth, 50%
					•	3-year performance period
	•	Stock Options			•	Vest ratably over three years from the grant date
	•	Restricted stock units	•	Less than 25% of total equity award	•	Vest 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date
Cash	•	Salary			•	Reviewed and approved annually
	•	Annual incentive compensation			•	Based on quantitative and qualitative goals with formula amount subject to negative discretion
Retirement	•	Tax qualified defined contribution plan (e.g., 401(k) plan)			•	Company matching contributions
	•	Supplemental Deferred Compensation Plan			•	Company matching contributions

The chart above outlines the main components of the compensation program for our executive officers. The objective of our program is to attract and retain talented executives who have the skills and experience required to help us achieve our strategic objectives and advance the long-term interests of our stockholders. The compensation opportunity for our named executive officers is directly tied to corporate performance, including both financial and non-financial results, and individual performance.

The Board of Directors is firmly committed to pay for performance and in 2013 took additional steps to strengthen our executive officer compensation program and to enhance the alignment of pay and performance. See “Compensation Discussion and Analysis” beginning on page 18.

•	No named executive officer received an increase in base salary for 2013.

•

In February 2013, the Compensation Committee reduced the value of the equity awards for our continuing named executive officers (other than Mr. Rusckowski, who joined the Company in 2012) for the third consecutive year.

•	In July 2013, the Company hired a new Chief Financial Officer, Mark J. Guinan, from outside the organization. In negotiating Mr. Guinan’s employment with the Company, we were mindful

v

of stockholder concerns regarding executive compensation levels. Mr. Guinan’s base salary, annual incentive award and ongoing long-term compensation were near the median of compensation packages provided at the time to executives in comparable positions in the Company’s peer group and were significantly lower than the compensation package of our prior Chief Financial Officer.

•

In 2013, for the second consecutive year, the Compensation Committee enhanced our senior management retention and ownership guidelines. After considering a stockholder request, we adopted a policy that if a named executive officer satisfies the minimum share ownership requirements in our guidelines, our Compensation Committee will monitor future equity awards to that person to assure that the interests of the named executive officer and stockholders continue to be significantly aligned and, if warranted, adjust the minimum share ownership requirements or add retention requirements. In addition, the Compensation Committee expanded the employees covered by the guidelines.

•

In August 2013, after considering a stockholder proposal, the Compensation Committee approved a new approach to vesting of the Company’s equity awards in the change in control context. The new approach provides for “double trigger” vesting in connection with a change in control.

•

In August 2013, the Compensation Committee also approved an enhanced form of employee equity award agreement. The enhanced form of agreement, which includes the double trigger vesting discussed in the preceding bullet, increased the alignment of employee and stockholder interests, reduced costs, reduced regulatory and tax issues and simplified the form of agreement.

Payouts for our annual incentive awards and performance share awards demonstrate how we align pay for our named executive officers with performance.

•	For 2013, the aggregate annual cash incentive payments under the Senior Management Incentive Plan for our named executive officers, including Mr. Rusckowski, were 10% of target.

•

The performance share awards for the 3-year performance period ended December 31, 2012 paid at 33% of target. The performance measure for these awards was the compound annual growth rate of the Company’s fully diluted EPS from continuing operations during the performance period.

•

Our performance share awards for the 3-year performance period ended December 31, 2013 were cancelled without payout, based on the Company’s failure to meet threshold performance criteria during the performance period. The performance measure for these awards was the compound annual growth rate of the Company’s income from continuing operations during the performance period.

The 2013 compensation of our named executive officers is set forth in the tables, including the 2013 Summary Compensation Table, beginning at page 38.

2013 Business Performance Highlights

In 2013, we executed our 5-point strategy launched in November 2012. 2013 was a building year. Despite a challenging environment, we implemented a great deal of change in a very short time and made good progress.

•

Restore growth. In 2013, we launched Project Restore, re-organized into a single commercial organization, launched our clinical franchise organizations to focus on new opportunities, and initiated our professional laboratory services business. Our fourth quarter 2013 results reflected sequentially improving year-over year trends for volume, revenues per requisition and revenues.

•

Drive operational excellence. We made strong progress driving operational excellence and improving our quality and efficiency. Invigorate delivered more than $250 million in realized savings in 2013. We exited 2013 with run-rate savings of more than $500 million, compared to 2011, surpassing the original Invigorate goal established in 2011 a year earlier than planned. We now anticipate run-rate savings approaching $700 million, compared to 2011.

•

Simplify the organization to enable growth and productivity. We revised our senior management team and restructured our organization to eliminate silos in our core business and provide for leadership in defined geographies. These changes included the elimination of three management layers and over 500 management positions.

•

Refocus on diagnostics information services. We are refocusing on diagnostic information services. We sold our HemoCue and Enterix diagnostic products businesses and the ibrutinib royalty rights, generating approximately $800 million in gross proceeds.

•

Deliver disciplined capital deployment. In 2013, we returned more than $1 billion to stockholders through repurchases of our common stock, including the proceeds from our portfolio dispositions. In January 2014 we announced the third increase in our quarterly common stock dividend since 2011, increasing the dividend by 10%, from $0.30 per common share to $0.33 per common share. We reinvested in our business through $230 million in capital expenditures and closed on four laboratory acquisitions in order to aid our efforts to restore growth.

These items are discussed in “Compensation Discussion and Analysis—Executive Summary” beginning on page 18.

2015 Annual Meeting

•	Stockholder proposals submitted pursuant to SEC Rule 14a-8 must be received by the Company by December 11, 2014.

•

Notice of stockholder proposals outside of SEC Rule 14a-8, including nominations for the Board of Directors, must be received by the Company no earlier than January 21, 2015 and no later than February 20, 2015.

PROXY STATEMENT

QUEST DIAGNOSTICS INCORPORATED
Three Giralda Farms
Madison, New Jersey 07940

This proxy statement and form of proxy and voting instructions are furnished in connection with the solicitation of proxies by Quest Diagnostics Incorporated (“Quest Diagnostics,” the “Company,” “we” or “our”) on behalf of the Board of Directors (the “Board”) for the 2014 Annual Meeting of Stockholders. These materials are being mailed starting on or about April 10, 2014.

Proposal No. 1—Election of Directors

The Board currently has ten directors divided into three classes. Our Board is becoming declassified, so that in 2016, all directors will be elected annually.

William F. Buehler, whose term expires in 2014, has informed the Company that he will retire when his term expires at the 2014 annual meeting, and will not stand for re-election. Upon Mr. Buehler’s retirement, the size of the board will be reduced to nine (9) directors and the class of directors elected at the 2014 annual meeting will be reduced from four (4) to three (3).

At last year’s annual meeting, our stockholders approved an amendment to our certificate of incorporation to institute the annual election of directors; previously, directors were divided into three classes, with members of each class elected to three-year terms. Pursuant to our transition to annual election of all directors, members of the class of directors elected at the 2014 annual meeting will serve a one-year term, expiring in 2015. Members of the classes of directors elected in 2012 and 2013 were elected for three-year terms and will complete those terms.

Each director holds office until his or her successor has been elected and qualified or the director’s earlier resignation, death or removal. The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director of the Company, business experience, other director positions and the experience, qualifications, attributes and skills that led the Board to conclude as of the date of this proxy statement that the person should serve as a director of the Company.

Nominees for Election

After considering the recommendation of the Governance Committee, the Board nominated Mr. Main, Mr. Ring and Dr. Stanzione to serve as directors for a term expiring at the 2015 annual meeting. Each nominee currently is a director of the Company whose term expires at the 2014 annual meeting. The Board believes that each nominee possesses the qualities and experience that nominees should possess in accordance with the Company’s Corporate Governance Guidelines, which set forth the Board’s philosophy regarding Board composition and identify key qualifications and other considerations (the relevant portion of the Company’s Corporate Governance Guidelines is set forth below in the section entitled “Information About Our Corporate Governance—Board Nomination Process” beginning on page 7). Each nominee has consented to serve if elected.

Mr. Main became a director after our last annual meeting. The Governance Committee’s third party search firm recommended several candidates, including Mr. Main, as potential director candidates to the Governance Committee. The Governance Committee unanimously recommended to the Board that Mr. Main be elected a director, and the Board unanimously elected Mr. Main, effective January 10, 2014.

Directors with Terms Expiring at the 2014 Annual Meeting

Timothy L. Main, 55, is Chairman of the Board of Directors of Jabil Circuit, Inc., an electronic product solutions company providing comprehensive electronics design, manufacturing and management services to global electronics and technology companies. Mr. Main was Chief Executive Officer of Jabil from 2000 until 2013. As CEO, Mr. Main led Jabil’s growth strategy, increasing annual revenues nearly fivefold to reach $17 billion in 2012, and expanding in Asia and other emerging markets. He has been a director of Quest Diagnostics since January 2014. Mr. Main has extensive executive experience, including in international, operations, corporate governance and general management in a complex industry.

Timothy M. Ring, 56, has been Chairman and Chief Executive Officer of C. R. Bard, Inc. since 2003. He is a director of C. R. Bard, Inc. and was director of CIT Group Inc. from 2005 to 2009. Mr. Ring is a Trustee of the Foundation of The University of Medicine & Dentistry of New Jersey. Mr. Ring has been a director of Quest Diagnostics since December 2011. Mr. Ring has extensive executive experience, including in strategic planning and international operations, with a multinational corporation operating in the healthcare industry.

Daniel C. Stanzione, Ph.D., 68, retired from Lucent Technologies Incorporated in 2000 and is President Emeritus of Bell Laboratories and an independent consultant. Dr. Stanzione began his career in 1972 with Bell Laboratories, where he led the teams working on the first microprocessors and digital signal processors. He was appointed President of Network Systems, Lucent’s largest business unit, in 1996 and was appointed Chief Operating Officer of Lucent in 1997. Dr. Stanzione is a director of InterNAP Network Services Corporation, where he serves as non-executive chairman. Dr. Stanzione served as a director of Avaya Inc. from 2000 until 2007. He has been a director of Quest Diagnostics since January 1997, and its Chairman since May 1, 2012. Dr. Stanzione has extensive executive experience, including in general management and strategic planning, with multinational corporations operating in complex industries.

Directors Continuing in Office

Directors with Terms Expiring at the 2015 Annual Meeting

Jenne K. Britell, Ph.D., 71, is the non-executive chair of United Rentals, Inc. and a director of Crown Holdings, Inc. Dr. Britell is a member of the Council on Foreign Relations, a trustee of the Fox Chase Cancer Center, a director of the U.S. Russia Foundation for Entrepreneurship and the Rule of Law and the U.S. Russia Investment Fund. Since 2010, Dr. Britell has been Senior Managing Director at Brock Capital Group, advising companies and investors regarding strategy, acquisitions and asset deployment, including in connection with financial services. From 2001 to 2009, she was the Chairman and Chief Executive Officer of Structured Ventures, Inc., which advised domestic and foreign companies on financial services products and strategy. From 1996 to 2000, she was a senior officer of GE Capital, serving as President of GE Capital Global Commercial & Mortgage Banking and Executive Vice President of GE Capital Global Consumer Finance from 1999 to 2000 and serving as President and Chief Executive Officer of GE Capital Central and Eastern Europe from 1998 to mid-1999. Dr. Britell served as a director of West Pharmaceuticals Corporation from 2005 until 2008. She has been a director of Quest Diagnostics since August 2005. She has extensive executive and advisory experience, including in corporate governance, corporate finance, capital markets, international business and strategic planning, with multinational corporations operating in complex, regulated industries.

Gail R. Wilensky, Ph.D., 70, is a Senior Fellow at Project HOPE, an international non-profit health foundation, which she joined in 1993. From 2008 through 2009, Dr. Wilensky served as President of the Defense Health Board, an advisory board in the Department of Defense. From 1997 to 2001, she was the chair of the Medicare Payment Advisory Commission. From 1995 to 1997, she chaired the Physician Payment Review Commission. In 1992 and 1993, Dr. Wilensky served as a deputy assistant to the President of the United States for policy development relating to health and welfare issues. From 1990 to 1992, she was the administrator of the Health Care Financing Administration where she directed the Medicare and Medicaid programs. Dr. Wilensky is a director of UnitedHealthcare Corporation. She served as a director of Manor Care Inc. from 1998 until 2007, Gentiva Health Services, Inc. from 2000 until 2009, Cephalon Inc. from 2002 to 2011 and SRA International, Inc. from 2006 to 2011. Dr. Wilensky also served as a Commissioner of the World Health Organization’s Commission on the Social Determinants of Health and as the Non-Department Co-Chair of the Defense Department’s Task Force on the Future of Military Health Care. She has been a director of Quest Diagnostics since January 1997. Dr. Wilensky has extensive experience, including in strategic planning, as a senior advisor to the U.S. government and private enterprises regarding healthcare issues and the operation of the U.S. healthcare system.

John B. Ziegler, 68, retired in January 2006 as the President, Worldwide Consumer Healthcare, of GlaxoSmithKline plc. He joined a predecessor company of GlaxoSmithKline in 1991, and held positions of increasing responsibility during his tenure. He has been a director of Quest Diagnostics since May 2000. He has extensive executive experience, including in sales, marketing, strategic planning and international operations, with multinational corporations operating in the healthcare industry.

Directors with Terms Expiring at the 2016 Annual Meeting

John C. Baldwin, M.D., 65, is Senior Advisor for Health Affairs to the Texas Tech University System and a tenured professor. He oversees health research, education, and accreditation issues for the university. From 2007 to 2009, he served as President of Texas Tech University Health Sciences Center. From 2005 to 2007, he was President and Chief Executive Officer of CBR Institute for Biomedical Research. From 1998 to 2005, Dr. Baldwin was the Associate Provost for Health Affairs at Dartmouth College and Professor of Surgery at Dartmouth Medical School. From 1994 to 1998, Dr. Baldwin was the head of the surgical programs at Baylor College of Medicine and its affiliated hospitals. Dr. Baldwin was also the Governor of the American College of Surgeons from 1991 through 1997 and the President of the International Society of Cardiothoracic Surgeons in 1999. Dr. Baldwin has served as the Vice-Chair of the Board of Overseers of Harvard University. Dr. Baldwin served as a director of Massey Energy Company from 2004 until 2006. He has served since 2012 as a member of the Defense Health Board, an advisory board in the Department of Defense. Dr. Baldwin also has served as a member of the Medicare Payment Advisory Commission. He has been a director of Quest Diagnostics since May 2004. Dr. Baldwin has extensive executive experience, including in strategic planning, with major organizations, and extensive experience with healthcare issues and the operation of the U.S. healthcare system, including as a practicing physician.

Gary M. Pfeiffer, 64, retired in 2006 as the Senior Vice President and Chief Financial Officer of E.I. du Pont de Nemours and Company. He joined DuPont in 1974, where he held positions of increasing responsibility in finance and international operations, as well as in various DuPont divisions. Mr. Pfeiffer served as Secretary of Finance for the state of Delaware from January through June 2009. Mr. Pfeiffer is a director of InterNAP Network Services Corporation, and served as a director of Talbots, Inc. from 2005 to 2012. He is the non-executive Chair of the Board of Directors of Christiana Care Health System, a regional hospital system located in Delaware. Mr. Pfeiffer has been a director of Quest Diagnostics since December 2004. He has extensive executive experience, including in corporate finance, accounting, international operations, and strategic planning, with a multinational corporation operating in complex industries.

Stephen H. Rusckowski, 56, is President and Chief Executive Officer of Quest Diagnostics. Prior to joining the Company in May 2012, since November 2006 Mr. Rusckowski was the Chief Executive Officer of Philips Healthcare, the largest unit of Royal Philips Electronics, and a member of the Board of Management of Royal Philips Electronics and its Executive Committee. He joined Philips when it acquired Agilent’s Healthcare Solutions Group in 2001, and was the CEO of Philips Imaging Systems business group before assuming his role as CEO of Philips Healthcare. Mr. Rusckowski has been a director of Quest Diagnostics since May 2012, when he became our President and Chief Executive Officer. He is a director of Covidien plc. Mr. Rusckowski has extensive executive experience, including in strategic planning and international operations, with multinational corporations operating in the healthcare industry. Mr. Rusckowski’s employment agreement with the Company provides for him to be nominated for election to the Board.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH NOMINEE UNLESS OTHERWISE INSTRUCTED.

INFORMATION ABOUT OUR CORPORATE GOVERNANCE

Governance Practices

The Board believes that good corporate governance is important. The Board has adopted a set of Corporate Governance Guidelines to enhance its own effectiveness and to demonstrate its commitment to strong corporate governance for the Company. The Board reviews these Guidelines, no less frequently than annually, for possible revision, including in response to changing regulatory requirements, evolving practices and the concerns of our stockholders. The Company also has adopted a Code of Business Ethics applicable to all directors, officers and employees. The Corporate Governance Guidelines and Code of Business Ethics are published on our corporate governance website at www.QuestDiagnostics.com/governance.

Governance Highlights

In 2013, our Board took several steps that reflected its focus on strong corporate governance.

•	After considering the request of a group of stockholders, the Company publicly disclosed its corporate political contributions policy.

•

At the Company’s 2013 annual meeting of stockholders, a majority of the Company’s stockholders approved a stockholder-sponsored resolution to remove supermajority voting requirements in the Company’s Certificate of Incorporation. After consideration, and as discussed below on page 55, the Board is recommending to stockholders that they vote at this annual meeting to amend the Company’s certificate of Incorporation to remove supermajority voting requirements.

•	The Board is recommending to stockholders that they vote to amend the Company’s Certificate of Incorporation to permit stockholders to cause the Company to call special meetings.

•

After considering a stockholder proposal at the Company’s 2013 annual meeting of stockholders, we revised our equity awards to provide for double-trigger, rather than single-trigger, vesting in connection with changes in control.

•

In order to promote equity ownership and further align the interests of management with those of our stockholders, the Board again amended and enhanced the senior management retention and ownership guidelines, originally adopted in 2005. See “Compensation Discussion and Analysis—Executive Summary—Compensation Actions Taken in 2013” on

page 20 for more information regarding the enhanced share ownership and retention guidelines.

•	We enhanced our form of employee equity award agreement to increase the alignment of employee and stockholder interests, reduce costs, reduce regulatory and tax issues and simplify the agreements.

•	We implemented a Board portal to enhance the Board’s efficiency, access to information, security and communication.

The Company has strong corporate governance policies and practices and executive compensation policies and programs, and listens to the concerns of its stockholders.

•	Of our Board’s 10 directors, nine are independent, including our Chairman.

•	Our by-laws provide for majority voting in uncontested director elections.

•	The Board separated the positions of Chairman and Chief Executive Officer and appointed the Company’s Lead Independent Director as our non-executive Chairman in 2012.

•	Our Board is becoming declassified, so that in 2016, all directors will be elected annually.

•

We maintain an Incentive Compensation Recoupment Policy (commonly known as a “clawback” policy), covering our current and former executive officers and certain other employees. Both equity and cash incentive awards are subject to recoupment.

•	Our Company does not have a stockholder rights plan (commonly known as a “poison pill”).

•	Independent directors meet privately in executive sessions with the Chairman presiding at all regularly scheduled meetings.

•

The Board assesses annually its structure and performance, including reviewing the Board’s activities against those set out in its Corporate Governance Guidelines and committee charters and making recommendations for changes or improvements in practices or structure.

•	The Board reviews annually senior management succession planning and reviews Company policies for the development of management personnel.

•	Independent directors have unlimited access to officers and employees of the Company.

•	New directors receive orientation.

•	We have a single class share structure.

•

Directors are updated by senior management, our independent registered public accounting firm and compensation consultants on changes in the Company’s businesses, its markets and best practices in general. Directors also are offered the opportunity to attend director education programs offered by third parties.

•	Independent directors receive a significant portion of their annual compensation in equity to further align their interests with the interests of our stockholders.

•

The Board and each of its committees have access to independent legal, financial or other advisors as they deem necessary, without obtaining management approval, but no committee may engage the Company’s independent registered public accounting firm to perform any services without the approval of the Audit and Finance Committee.

•

In considering committee assignments for directors, the Governance Committee considers the rotation of committee chairs and members with a view toward balancing the benefits derived from continuity against the benefits derived from the diversity of experience and viewpoints of the various directors.

•	Committees report on their activities to the Board at each Board meeting.

•	Materials related to agenda items are provided to directors sufficiently in advance of meetings to allow the directors to prepare for discussion of the items.

Director Independence

The Board of Directors assesses annually the independence of each director in accordance with the Company’s Corporate Governance Guidelines and New York Stock Exchange listing standards. The independence guidelines in the Company’s Corporate Governance Guidelines are consistent with the independence requirements in the New York Stock Exchange listing standards and include guidelines as to categories of relationships that are considered not material for purposes of director independence. Our Corporate Governance Guidelines are available on our corporate governance website at www.QuestDiagnostics.com/governance.

The Board has determined that a substantial majority (nine of ten) of our directors is independent. Each member, including the chair, of each of the Audit and Finance Committee, the Compensation Committee, the Governance Committee and the Quality, Safety & Compliance Committee qualifies as independent. The Board has determined the following directors to be independent: Dr. Baldwin, Dr. Britell, Mr. Buehler, Mr. Main, Mr. Pfeiffer, Mr. Ring, Dr. Stanzione, Dr. Wilensky and Mr. Ziegler. Mr. Rusckowski is not independent because he is a Company officer. In making its determinations as to the independence of the directors, the Board reviewed relationships between the Company and the directors, including ordinary course commercial relationships in the last three years between the Company and entities of which Mr. Main and Mr. Ring, respectively, is an executive officer that did not exceed a certain amount of that entity’s gross revenues in any year.

Stockholder Access

Stockholders and any other person may communicate with the Board by sending an email to our Chairman at ChairmanoftheBoard@QuestDiagnostics.com or by writing to the full Board or any individual director or any group or committee of directors, c/o Corporate Secretary, Three Giralda Farms, Madison, New Jersey 07940. Communications received at the email address are automatically routed to our Chairman with a copy to our General Counsel and Corporate Secretary. The Chairman determines whether any such communication should be distributed to other members of the Board. Communications received by the Corporate Secretary addressed as set forth above, other than communications unrelated to the duties and responsibilities of the Board, are forwarded to the intended directors.

The Audit and Finance Committee established a procedure whereby complaints and concerns with respect to accounting, internal controls and auditing matters may be submitted to the Audit and Finance Committee. All communications received by a director relating to the Company’s accounting, internal controls or auditing matters are immediately forwarded to the Chairman of the Audit and Finance Committee and are investigated and responded to in accordance with the procedures established by the Audit and Finance Committee. In addition, the Company has established a hotline (known as CHEQline) pursuant to which employees can anonymously report accounting, internal controls and financial irregularities (as well as compliance concerns on other laws).

Our policy is, where practical, to schedule the annual stockholders meeting on a day on which we also schedule a regular Board meeting. This year, we have scheduled a regular Board meeting on the date of the annual meeting. We encourage our directors to attend each annual stockholders meeting and expect that all of our directors will attend the annual stockholders meeting this year. All of our directors then in office attended the 2013 annual stockholders meeting.

Board Nomination Process

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the composition of the Board as a whole and whether the Company is being well served by the directors, taking into account each director’s independence, skills, experience, availability for service to the Company and other factors the Governance Committee deems appropriate. The Governance Committee is responsible for recommending director nominees to the Board, including re-nomination of persons who are already directors. The Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her own merits, taking into account the Company’s needs and the composition of the Board. Recommendations are made by the Governance Committee in accordance with the Company’s

Corporate Governance Guidelines, which set forth the Board’s philosophy regarding Board composition and identify key qualifications and other considerations. The Governance Committee believes that the Board should be comprised of individuals whose backgrounds and experience complement those of other Board members, and also considers whether a prospective nominee promotes a diversity of talent, skill, expertise, background, perspective and experience, including with respect to age, gender, ethnicity, place of residence and specialized experience. The Governance Committee does not assign specific weights to particular criteria and nominees are not required to possess any particular attribute. The key qualifications and other considerations set forth in the Company’s Corporate Governance Guidelines are set forth below.

™	Qualifications:

■	Reputation for highest ethical standards and integrity consistent with Quest Diagnostics’ values of Quality, Integrity, Innovation, Accountability, Collaboration and Leadership; and

■	Relevant experience such as:

•	Chief Executive Officer or Chief Operating Officer (or similar responsibilities) current or past;

•	Demonstrated expertise in business function(s) such as sales, operations, finance, strategy, legal or human resources; or

•	Medical practitioner and/or science and health thought leader.

™	Other considerations:

■	Independence;

■	Prior experience as a director or executive officer of a public company;

■	Number of current board positions and other time commitments; and

■	Overall range of skills, experience and seniority represented by the Board as a whole.

The Governance Committee considers suggestions from many sources, including stockholders, regarding possible candidates for director. Stockholders may recommend candidates for consideration as director by sending an email to our Chairman at ChairmanoftheBoard@QuestDiagnostics.com or writing to the full Board or any independent Board member, c/o Corporate Secretary, Three Giralda Farms, Madison, New Jersey 07940. The recommendation should contain the proposed nominee’s name, biographical information and relationship to the stockholder. The Governance Committee evaluates stockholder recommendations for director candidates in the same manner as other director candidate recommendations. Stockholders may also nominate director candidates. See “Frequently Asked Questions” beginning on page 59 for information regarding the process and deadline for stockholders to submit director nominations for the 2015 annual meeting.

When the Governance Committee identifies a need to add a new Board member, the Governance Committee identifies candidates by seeking input from Board members and considering recommendations for nominees submitted by other sources, including stockholders. The Governance Committee also from time to time hires third-party search firms to assist in identifying and evaluating candidates for nomination. After the Governance Committee ranks the candidates, the Chairman of the Board, the President and Chief Executive Officer and other Board members interview the candidates selected by the Governance Committee. Members of senior management also may interview candidates. After the interview process, the Governance Committee re-assesses the candidates and then makes its recommendation for director candidates to the Board, which determines which candidates are nominated for election by the stockholders or elected by the Board.

Board Committees

During 2013, the Board held 11 meetings. In order to fulfill its responsibilities, the Board has delegated certain authority to its committees. There are five standing committees. Each of our incumbent directors attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. Any director may attend meetings of any committee of which the director is not a member. The following table shows the membership of each of the committees during 2013 and the number of meetings held by each committee in 2013.

	Audit and Finance	Compensation	Governance	Quality, Safety & Compliance	Executive
John C. Baldwin, M.D.
Jenne K. Britell, Ph.D. (1)
William F. Buehler (2)
Timothy L. Main (3)
Gary M. Pfeiffer (4)
Timothy M. Ring (5)
Daniel C. Stanzione, Ph.D.
Stephen H. Rusckowski
Gail R. Wilensky, Ph.D.(6)
John B. Ziegler
Number of meetings	12	9	5	5	1

(1)	Dr. Britell was a member of the Compensation Committee until May 20, 2013, and she joined the Quality, Safety and Compliance Committee on the same date.

(2)	Mr. Buehler was chair of the Compensation Committee, and a member of the Governance Committee, until May 20, 2013. He remained a member of the Compensation Committee for the balance of 2013.

(3)	Mr. Main became a director on January 10, 2014 and became a member of the Audit and Finance Committee at that time.

(4)	Mr. Pfeiffer was a member of the Compensation Committee until May 20, 2013.

(5)	Mr. Ring became chair of the Compensation Committee, and a member of the Governance Committee, on May 20, 2013. Prior to that date, Mr. Ring was a member of the Compensation Committee.

(6)	Dr. Wilensky became a member of the Compensation Committee on May 20, 2013.

For each year, a schedule of Board meetings is established before the year begins. Committee meetings are generally scheduled for the day before, or the day of, meetings of the full Board, except that meetings of the Executive Committee are scheduled only when needed. The Board and each committee also hold such additional meetings as the Board or committee, respectively, determines necessary or appropriate.

A brief description of each of the Board committees and their functions is set forth below. Additional information about the committees can be found in their charters, which are available on our corporate governance website at www.QuestDiagnostics.com/governance.

Audit and Finance Committee

The Audit and Finance Committee:

•

Assists the Board in monitoring the quality and integrity of the financial statements and financial reporting procedures of the Company and the Company’s compliance with legal and regulatory requirements.

•	Oversees management’s accounting for the Company’s financial results and reviews the timeliness and adequacy of the reporting of those results and related judgments.

•	Oversees the internal audit function and makes inquiry into the audits of the Company’s books performed internally and by the outside independent registered public accounting firm.

•	Appoints the independent registered public accounting firm, monitors its qualifications, independence and performance, approves its compensation and pre-approves the services it performs.

•	Reviews with the Company’s independent registered public accounting firm, and informs the Board of, any significant accounting matters, including critical accounting policies and judgments.

•	Advises and makes recommendations with regard to certain financing transactions and other significant financial policies and actions.

•

Establishes procedures for the receipt, retention and treatment of complaints relating to accounting and internal accounting controls, and for the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

•	Reviews and reports to the Board on the Company’s management of its financial resources.

•	Reviews annually its performance.

The Board has determined that each of Dr. Britell and Mr. Pfeiffer qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. For descriptions of the experience of Dr. Britell and Mr. Pfeiffer, see “Proposal No. 1—Election of Directors” beginning on page 1.

Compensation Committee

The Compensation Committee:

•

Reports to the Board with respect to the performance of the Chief Executive Officer and reviews and approves the compensation of the Chief Executive Officer based on the directors’ evaluation of the Chief Executive Officer and the Company’s financial performance, competitive compensation data and other factors.

•	Oversees the performance of other senior management team members and annually reviews and approves their annual base salary, annual incentive compensation and long-term incentive compensation.

•

Annually reviews the compensation arrangements for the Company’s senior management team members to assess whether they encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

•	Annually reviews and recommends to the Board the compensation of the Company’s non-employee directors.

•

Administers, or makes recommendations to the Board regarding, the equity-based, incentive compensation and retirement plans, policies and programs of the Company. The Committee may delegate the administration of plans, policies and programs as appropriate, including to executive officers of the Company and to the Company’s Human Resources department.

•	Supports the Board in the senior management succession planning process.

•	Reviews and approves, for senior management team members, employment agreements, severance benefits and other special benefits.

•	Reviews annually its performance.

For a discussion of the role of executive officers and compensation consultants in connection with determining or recommending executive compensation, see “Compensation Discussion and Analysis” beginning on page 18.

Governance Committee

The Governance Committee:

•

Identifies individuals qualified to become Board members, and reviews and recommends possible candidates for Board membership, taking into account such criteria as independence, diversity, age, skills, occupation and experience in the context of the needs of the Board.

•	Reviews the structure of the Board, its committee structure and overall size.

•	Monitors developments in corporate governance.

•	Reviews the Company’s Corporate Governance Guidelines and recommends to the Board such changes to the Guidelines, if any, as the Committee may determine.

•	Recommends assignments of directors to Board committees.

•	Reviews relationships and transactions of directors, executive officers and senior financial officers for possible conflicts of interest.

•	Monitors compliance with the Company’s Code of Business Ethics.

•

Reviews and approves transactions or proposed transactions in which a related person is likely to have a direct or indirect material interest pursuant to the Company’s Statement of Policy and Procedures for the Review and Approval of Related Person Transactions.

•	Oversees the Board and each Board committee in their annual self-evaluation.

•	Reviews annually its performance.

Quality, Safety & Compliance Committee

The Quality, Safety & Compliance Committee:

•

Reviews the Company’s policies, programs and performance relating to billing compliance, environmental health and safety, equal opportunity employment practices, fraud and abuse, corporate political contributions and medical quality assurance.

•

Reviews the organization, responsibilities, plans, results, budget and staffing of the Company’s Compliance Department, and reviews significant reports to management, or summaries thereof, regarding the Company’s compliance policies, practices, procedures and programs and management’s responses thereto.

•	Monitors significant external and internal investigations of the Company’s business as they relate to possible violations of law by the Company or its directors, officers, employees or agents.

•	Monitors significant regulatory, legislative and legal developments affecting the Company’s business.

•	Monitors material legal and medical quality matters and compliance with legal and regulatory requirements, and reports to the Audit and Finance Committee regarding the same.

•	Reviews annually its performance.

Executive Committee

The Executive Committee may act for the Board, except with respect to certain major corporate matters, such as mergers, election of directors, removal of directors or the Chief Executive Officer, amendment of the Company’s charter or by-laws, declaration of dividends and matters delegated to other Board committees.

Board Leadership Structure and Role in Risk Oversight

In 2012, our Board elected a non-executive Chairman of the Board to lead it. For nearly ten years before that, our independent directors had selected a Lead Independent Director, and the Board retains the flexibility to revise our leadership structure if, in the exercise of its fiduciary duty, the Board determines that a different structure is appropriate. Currently, the Board believes that having a non-executive Chairman helps the administration and organization of the Board and facilitates the effective conduct of its duties, including the activities of the independent directors. The principal responsibilities of the Chairman of the Board are to:

•	preside over meetings of the Board of Directors, including any executive session of the non- management directors or the independent directors;

•	prepare, with the participation of the President and Chief Executive Officer, the agendas for Board meetings;

•	serve as a Chair of the Board’s Executive Committee;

•	coordinate providing timely feedback from the directors to the President and Chief Executive Officer;

•	serve as the principal contact for stockholder communications with the Board; and

•	monitor, and if appropriate discuss with other directors, communications received from stockholders and others.

The Board plays an active role in overseeing the Company’s key risks and has considered its role in risk oversight in determining the current Board leadership structure. The Company’s management is responsible for managing the risks, which it does through a committee of senior managers that leads the Company’s enterprise risk management program. The Board has delegated to its Audit and Finance Committee primary responsibility for overseeing that program. The Audit and Finance Committee receives periodic updates regarding the program. In addition, the Board’s Quality, Safety and Compliance Committee reviews the adequacy and effectiveness of policies and programs to ensure the Company’s compliance with laws and regulations applicable to its business (other than securities and accounting laws and regulations, which the Audit and Finance Committee oversees), and regularly receives reports regarding these topics. In addition, the Compensation Committee annually reviews the compensation arrangements for the Company’s senior management team members to assess whether they encourage risk taking that is reasonably likely to have a material adverse effect on the Company. Each of these committees regularly updates the Board regarding its activities. In addition, each year the full Board of Directors reviews the enterprise risk management program.

Related Person Transactions

The Company has a written policy pursuant to which it evaluates proposed transactions involving a related person and the Company in which the amount involved exceeds $120,000. A related person is any director or executive officer of the Company, any immediate family member of a director or executive officer, or any person who owns 5% or more of the Company’s outstanding common stock. The office of the General Counsel is primarily responsible for the administration of the policy and for determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction. Certain transactions are defined not to be related person transactions under the policy.

The Governance Committee reviews any proposed transaction in which a related person has a direct or indirect material interest, except for any compensation arrangements involving an immediate family member of a director or an executive officer. In the event that the General Counsel becomes aware of a related person transaction not approved in advance, the General Counsel will arrange for the related person transaction to be reviewed and, if appropriate, ratified at the next regularly scheduled meeting of the Governance Committee. Any member of the Governance Committee who is a related person with respect to a transaction under review may not participate in any review, consideration or approval of the transaction.

In considering any related person transaction, the Governance Committee determines whether the transaction is fair to the Company. In considering a proposed transaction involving a director or the immediate family member of a director, the Governance Committee also assesses whether the proposed transaction could reasonably be expected to impact the independence of the director under the Company’s Corporate Governance Guidelines, the New York Stock Exchange listing standards or other applicable rules.

Compensation arrangements involving an immediate family member of an executive officer are reviewed and approved by the Chief Executive Officer and the Senior Vice President, Chief Human Resources Officer, unless such person is an immediate family member of the Chief Executive Officer, in which case the compensation arrangement is approved by the Compensation Committee. Compensation arrangements involving an immediate family member of a director are reviewed and approved by the Compensation Committee.

STOCK OWNERSHIP INFORMATION

We encourage our directors, officers and employees to own our common stock; owning our common stock aligns their interests with the interests of our stockholders. The Company maintains stock ownership and retention guidelines for its directors and executive officers. Under the guidelines for directors, each director’s ability to sell shares associated with equity awards is limited until the director owns not less than 6,000 shares of our common stock. The guidelines for our executive officers are discussed in “Compensation Discussion and Analysis” beginning on page 18.

The following tables show the number of shares of the Company’s common stock beneficially owned by (1) each person who is known to the Company to own beneficially more than 5% of the Company’s common stock, (2) each director of the Company and each nominee, (3) each named executive officer currently employed, (4) a former executive officer and (5) all directors, nominees and named executive officers currently employed by the Company as a group. Information in the table regarding the Company’s directors and executive officers is provided as of February 28, 2014.

Name	Number of Shares Beneficially Owned	Percentage of Class
BlackRock, Inc. (1)	12,484,969	8.60
The Vanguard Group (2)	9,688,382	6.66
T. Rowe Price Associates, Inc. (3)	9,335,259	6.40
FMR LLC (4)	7,742,998	5.32
Aberdeen Asset Management plc (5)	7,629,897	5.25

(1)

The business address of BlackRock, Inc. (“BlackRock”) is 40 East 52nd Street, New York, New York 10022. The ownership information is based on the information contained on a Schedule 13G/A filed by BlackRock with the SEC on February 10, 2014.

(2)

The business address of The Vanguard Group (“Vanguard”) is P.O. Box 2600, V26, Valley Forge, PA 19482-2600. The ownership information is based on the information contained in the Schedule 13G filed by Vanguard with the SEC on February 12, 2014.

(3)

The business address of T. Rowe Price Associates, Inc. (“Price Associates”) is 100 E. Pratt Street, Baltimore, MD 21202. The ownership information is based on the information contained in a Schedule 13G/A filed by Price Associates with the SEC on February 11, 2014.

(4)

The business address of FMR LLC (“FMR”) is 245 Summer Street, Boston, Massachusetts 02210. The ownership information is based on the information contained in the Schedule 13G filed by FMR with the SEC on February 14, 2014.

(5)

The business address of Aberdeen Asset Management PLC (“Aberdeen”) is 10 Queens Terrace, Aberdeen, Scotland X0 AB10 1YG. The ownership information is based on the information contained in a Schedule 13G/A filed by Aberdeen with the SEC on January 24, 2014.

Name	Shares(1)	Shares Subject to Stock Options Exercisable within 60 days(2)	Total(3)	Shares Underlying Stock Units(4)
Named Executive Officers Currently Employed
Stephen H. Rusckowski	43,207	177,924	228,022	56,455
Mark J. Guinan	0	0	0	40,222
Jon R. Cohen	43,784	164,754	209,386	14,497
John B. Haydon	4,977	17,114	24,054	11,938
Catherine T. Doherty	63,167	177,472	242,883	14,819
Directors
John C. Baldwin	6,000	14,111	20,111	3,951
Jenne K. Britell	6,609	40,111	46,720	5,618
William F. Buehler	22,274	30,111	52,385	3,951
Timothy L. Main	5,000	0	5,000	658
Gary M. Pfeiffer	7,651	50,111	57,762	6,276
Timothy M. Ring	0	12,721	12,721	4,773
Daniel C. Stanzione	18,200	61,666	79,866	3,951
Gail R. Wilensky	11,976	30,111	42,087	3,951
John B. Ziegler	8,591	31,109	39,700	7,285
All directors and executive officers as a group (17 persons) (5)	285,021	993,170	1,298,111	221,862
Former Executive Officer
Robert A. Hagemann (6)	146,094	108,529	254,623	0

(1)	Each person has sole voting power and sole dispositive power.

(2)

Includes shares of common stock which are subject to options issued under the Employee Plan or the Long-Term Incentive Plan for Non-Employee Directors, as applicable, that were exercisable as of, or would become exercisable within 60 days of, February 28, 2014.

(3)

Includes shares of common stock which are subject to restricted share unit awards issued under the Employee Plan or the Long-Term Incentive Plan for Non-Employee Directors, as applicable, and that would convert to common stock within 60 days of February 28, 2014. Each executive officer and director, and all current directors and currently employed named executive officers as a group, beneficially owned less than 1% of the shares of common stock outstanding.

(4)	Shares of common stock corresponding to restricted share units reported in this column are not beneficially owned and are not included in the total column in this table.

(5)	Includes directors and currently employed named executive officers only.

(6)	Includes 72,699 shares of common stock beneficially owned indirectly by Mr. Hagemann as grantor/ trustee of qualified retained annuity trusts.

2013 DIRECTORS COMPENSATION TABLE

The following table sets forth the 2013 compensation of our non-employee directors except Mr. Main, who became a director in January 2014 and did not receive any compensation from the Company during 2013. Mr. Rusckowski, our only employee director during 2013, received no additional compensation for serving as director.

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	Total ($)
John C. Baldwin	67,250	120,919	77,643		265,812
Jenne K. Britell	65,750	120,919	77,643		264,312
William F. Buehler	62,000	120,919	77,643		260,562
Gary M. Pfeiffer	100,250	120,919	77,643	20	298,832
Timothy M. Ring	73,250	120,919	77,643		271,812
Daniel C. Stanzione	140,500	120,919	150,141	1,457	413,017
Gail R. Wilensky	73,250	120,919	77,643		271,812
John B. Ziegler	64,250	120,919	77,643		262,812

(1)

Includes amounts earned for 2013, including meeting fees for the fourth quarter of 2013 that were paid in January 2014. Does not include amounts paid in 2013 for 2012 meeting fees. Mr. Ring elected to receive all fees earned in 2013 in the form of stock options issued under our Long-Term Incentive Plan for Non-Employee Directors.

(2)

Represents the aggregate grant date fair values of the awards. Each of our non-employee directors received a single award of 1,975 restricted share units on May 21, 2013, which was the date of our 2013 annual stockholders meeting. Restricted share units reported in this column were valued based on the average of the high and low prices of our common stock on the grant date. As of December 31, 2013, each non-employee director held the number of restricted share units set forth beside his or her name below.

Dr. Baldwin	3,951	Mr. Ring	4,773
Dr. Britell	5,618	Dr. Stanzione	3,951
Mr. Buehler	3,951	Dr. Wilensky	3,951
Mr. Main	0	Mr. Ziegler	7,285
Mr. Pfeiffer	6,276

(3)

Represents the aggregate grant date fair values of the awards. Each of our non-employee directors received an award of 6,111 stock options, and Dr. Stanzione received an additional award of 5,706 stock options for his service as non-executive Chairman of the Board and Chair of the Governance Committee, on May 21, 2013, which was the date of our 2013 annual stockholders meeting. The assumptions made when calculating the amounts in this column are found in footnote 16 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC on the Company’s Annual Report on Form 10-K for 2013. As of December 31, 2013, each non-employee director held options to purchase the number of shares of the Company’s common stock set forth beside his or her name below.

Dr. Baldwin	26,333	Mr. Ring	22,702
Dr. Britell	52,333	Dr. Stanzione	82,703
Mr. Buehler	72,333	Dr. Wilensky	72,333
Mr. Main	0	Mr. Ziegler	43,331
Mr. Pfeiffer	62,333

(4)

Amounts included in this column represent the above-market earnings on any amounts deferred under the Deferred Compensation Plan for Non-Employee Directors. Amounts credited to a cash account under the plan earn interest, compounded quarterly, at the prime rate of Citibank, N.A. in effect on the first date of each calendar quarter. Under SEC rules, interest on deferred compensation is considered to be “above-market” if the interest rate exceeds 120% of the applicable federal long-term rate. In 2013, the prime rate of Citibank, N.A. exceeded this benchmark in two quarters. The aggregate amount of interest credited to director accounts for 2013, however, was less than the amount that could have been credited without being considered “above-market” under SEC rules.

Fees and Plans for Non-Employee Directors

None of our non-employee directors receives any consulting or other non-director fees from the Company.

Annual Cash Retainer Fees. During 2013, our non-employee directors received an annual cash retainer fee of $35,000, payable in quarterly installments of $8,750. The director who served as chair of our Compensation Committee, and the director who served as chair of our Quality, Safety and Compliance Committee, each received an additional $6,000 annual fee, and the Chair of the Audit and Finance Committee received an additional $30,000 fee. The director who served as non-executive Chairman and Chairman of the Governance Committee received an additional $72,500 fee.

Meeting Fees. Non-employee directors receive a meeting fee of $1,500 for attending each Board or committee meeting at which a majority of directors attend in person and $750 for attending a meeting at which a majority of directors attend by telephone.

Long-Term Incentive Plan for Non-Employee Directors. Each non-employee director participates in the Company’s Long-Term Incentive Plan for Non-Employee Directors (the “Director Plan”). The Director Plan currently authorizes the grant of non-qualified stock options and/or a stock award (which may be in the form of shares or restricted share units) on the date of the annual stockholders meeting, in such proportions as the Board may determine, covering an aggregate of not more than 20,000 shares of the Company’s common stock. If a person is appointed or elected as a director other than on the date of the annual stockholders meeting, the Board may grant to such director a prorated option and/or stock award, in such proportions as the Board may determine. The Director Plan also permits a one-time grant to a non-employee director of stock options and stock awards covering an aggregate of not more than 40,000 shares of common stock of the Company upon initial election to the Board. The annual option grants become exercisable, and annual restricted share units generally vest and convert to shares of our common stock, in three equal annual installments, beginning on the first anniversary of the grant date, regardless of whether the non-employee director remains a director.

A director may elect to receive annual retainer and meeting fees in stock options or stock awards in lieu of cash. The number of options issued in lieu of cash for the retainer and meeting fees is based on the estimated value on the grant date of such options using the lattice-based option-valuation model for recognizing expense for financial statement reporting purposes. The number of shares issued in lieu of cash for the retainer and meeting fees is based on the fair market value of the stock on the date that the cash payment would otherwise be made. Options granted in lieu of retainer and meeting fees vest immediately. Options, once vested, will be exercisable through the tenth anniversary of the date of grant even if the director’s service on the Board terminates. The aggregate number of shares of the Company’s common stock which may be issued pursuant to stock awards or the exercise of options granted under the Director Plan may not exceed 2,400,000 (subject to adjustments in certain circumstances). The exercise price of all stock options issued under the Director Plan is the fair market value of our common stock on the grant date.

The director who served as non-executive Chairman and Chairman of the Governance Committee during 2013 received an additional grant of 5,706 nonqualified stock options, granted effective May 21, 2013, delivered pursuant to the Director Plan, having a grant date value of approximately $72,500.

Deferred Compensation Plan for Directors. Under the Company’s Deferred Compensation Plan for Non-Employee Directors, each non-employee director may elect to defer, until a date specified by the director or until the director’s termination of service as a director, all or a portion of the director’s cash compensation or any stock grants awarded pursuant to the Director Plan. Cash amounts deferred may be indexed to (i) a cash account under which amounts deferred earn interest, compounded quarterly, at the prime rate of Citibank, N.A. in effect on the first date of each calendar quarter or (ii) the Company’s common stock.

No Changes in Director Compensation Program for 2013. No changes were made in the director compensation program for 2013.

Changes in Director Compensation Program for 2014. In 2013, the Board asked its independent compensation consultant, Pay Governance, to conduct a competitive review of the Company’s non-employee director compensation compared to practices used by the Company’s compensation peer group and the broader external market place. After considering the input received from Pay Governance and discussing various alternatives, the Board approved the following changes for non-employee director compensation for 2014.

•	Instead of a fixed number of options and restricted share units, the annual equity award will be denominated in dollar terms and will consist solely of restricted share units.

•	The value of the annual equity award will be reduced from $198,562 in 2013 to $168,000.

•	The annual board retainer will be increased from $35,000 to $55,000.

•	The annual cash retainer for the Compensation Committee Chair and the Quality, Safety and Compliance Committee Chair will be increased from $6,000 to $10,000.

The Board believes that these changes enhance the alignment of the Company’s non-employee director compensation with stockholder interests and market norms.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Introduction

The Compensation Committee (the “Committee”) determined 2013 compensation for the Company’s named executive officers after considering, among other things, the Company’s performance, the competitive market for executive pay, and current challenges in the healthcare industry, including in diagnostic information services. Building on the strong foundation of the Company’s executive compensation program and its track record of listening to the concerns of its stockholders, the Company took additional steps in 2013 to bolster the alignment of its executive compensation program with the interests of stockholders. Our executive compensation structure and levels in 2013 reflects our firm commitment to pay for performance, our financial results and the decisive action of management in implementing its five-point business strategy.

2013 Company Performance

2013 was a building year for Quest Diagnostics. In November 2012, management announced a new vision for our Company, and introduced a five-point business strategy to help achieve our new vision and our goals. In a challenging environment, including industry-wide headwinds on reimbursement and utilization, the Company’s 2013 financial performance was below planned levels. 2013 revenues from continuing operations of $7.1 billion were 3.2% below the prior year, and after adjustments, including for the gain on the sale of the ibrutinib royalty rights, 2013 income from continuing operations was lower than in 2012. Our stock price declined in 2013 when many companies in our peer group and the S&P 500 experienced substantive growth. However, in 2013, management took decisive action to implement its five-point business strategy, positioning the Company for the future and laying the groundwork for restoring growth. The Company implemented a great deal of change in a very short time, and made good progress. For example, the Company’s fourth quarter financial performance included sequentially improving year-over year trends for volume, revenue per requisition and revenues. Set forth below are summary highlights of the Company’s 2013 progress on its five-point strategy.

1. Restore growth

•	We launched a multi-year initiative, Project Restore, to identify, prioritize, resource and implement a wide range of activities designed to create consistent, profitable growth.

•	We created one commercial organization in our Diagnostic Information Services business, centrally led and focused on local customer needs.

•	We put in place clinical franchise organizations to focus on growth opportunities for specific disease states and conditions, working with our science and innovation teams.

•

We launched our laboratory professional services business, concluded agreements with UMass Memorial Medical Center and Dignity Health and expanded our pipeline of hospitals and IDNs interested in working with us to improve outcomes and reduce costs.

2. Drive Operational Excellence

•	We made strong progress driving operational excellence, and improving our quality and efficiency.

•

Our Invigorate cost excellence program delivered more than $250 million in realized savings in 2013. We exited 2013 with run-rate savings of more than $500 million, compared to 2011, surpassing the original Invigorate goal established in 2011 a year earlier than planned. We now anticipate run- rate savings approaching $700 million, compared to 2011.

3. Simplify the organization to enable growth and productivity

•

We restructured our organization to eliminate silos in our core business and provide for leadership in defined geographies. These changes included the elimination of three management layers and over 500 management positions. Our new organization is designed to align around future growth opportunities, to align upstream and downstream units in our business for seamless execution and to leverage our company-wide infrastructure to gain more capability, value and efficiency.

•	We introduced new behaviors to make us more agile, transparent, customer-focused, collaborative and performance oriented.

4. Refocus on diagnostic information services

•

As 2012 concluded, we sold our OralDNA salivary diagnostics business. In 2013, we sold our HemoCue and Enterix diagnostic products businesses and the ibrutinib royalty rights. Collectively, these portfolio actions generated approximately $800 million in proceeds.

5. Deliver disciplined capital deployment

•	We returned more than $1 billion to stockholders through repurchases of our common stock, including approximately $800 million of proceeds from our portfolio actions.

•

We reinvested in our business through approximately $230 million in capital expenditures and closed acquisitions of the laboratory assets of UMass Memorial Medical Center, Dignity Health, Advanced Toxicology Network and ConVerge Diagnostics Services.

•

In January 2014 we announced that we increased our quarterly common stock dividend by 10%, from $0.30 per common share to $0.33 per common share. This represents our third increase in the dividend since 2011.

2013 Incentive Payment Outcomes Aligned with Performance; Additional Compensation Highlights

2013 payouts for our annual incentive awards and performance share awards for our named executive officers were aligned with the Company’s 2013 financial performance. Indeed, unlike in 2011, when we had a different chief executive officer with a different employment agreement, and in 2012, when we awarded “sign-on” compensation to Mr. Rusckowski to induce him to join the Company as President and Chief Executive Officer, we believe that the Company’s 2013 compensation, which we consider more “normalized,” clearly demonstrates our commitment to aligning pay and performance.

As a result of the Company’s 2013 financial performance, actual 2013 compensation for our named executive officers was well below target levels. The following bullets summarize key aspects of 2013 compensation for our named executive officers and additional compensation highlights. Please also see the charts, on page 26 and 31, respectively, discussing our historical payouts for our annual incentive awards and performance share awards.

•	In December 2012, the Committee determined that, absent a change in responsibilities, the 2013 base salary for each named executive officer would not be increased from the 2012 level.

•

In February 2013, for the third consecutive year, the Committee awarded to our named executive officers (other than Mr. Rusckowski, who joined the Company in 2012, and Mr. Guinan, who joined the Company in July 2013) long-term incentive awards having a value below the value of the awards made in the preceding year. As a result, in 2013 the pay opportunity for our named executive officers was nearer to the peer group median than before.

•

For 2013, the aggregate annual cash incentive payments under the Senior Management Incentive Plan (“SMIP”) for our named executive officers, including Mr. Rusckowski, were 10% of target. This compares with a 72% of target payout for 2012 and 88% in 2011.

•

The performance share awards for the 3-year performance period ended December 31, 2012 paid at 33% of target. The performance measure for these awards was the compound annual growth rate of the Company’s fully diluted EPS from continuing operations during the performance period.

•	The Committee determined that the performance share awards for the 3-year performance period ended December 31, 2013 would be cancelled without payout, based on the

Company’s failure to meet threshold performance criteria. The performance measure for these awards was the compound annual growth rate of the Company’s income from continuing operations during the performance period.

•	For 2014, target compensation levels for our named executive officers are in line with the peer group median.

•

For 2014, for the second consecutive year, the Committee determined that absent a change in responsibilities, the base salary for each named executive officer would not be increased from the prior year level.

•	For 2014, the Committee determined that the incentive target percentages for annual incentive compensation for each named executive officer would not be increased from the prior year level.

•	In February 2014, the Committee generally awarded to our named executive officers long-term incentive awards having the same value as the awards made in the preceding year.

Compensation Actions Taken in 2013

At the Company’s 2013 annual meeting of stockholders, approximately 95% of votes cast on the say-on-pay proposal voted in favor of the compensation of our named executive officers. Both before and after the meeting, we undertook a multi-pronged effort to gain insights that would help us to improve our executive compensation program and to understand the concerns of our investors. We held discussions with our investors, including stockholders holding nearly 50% of the Company’s outstanding common stock, to discuss our executive compensation program. The Committee also received advice from the Committee’s independent compensation consultant, considered market practices at peer companies and considered management recommendations based on the Company’s strategic direction and market practices. Insights gained from these efforts, including the feedback from our investors, were evaluated by our Committee, along with the results of the say-on-pay advisory vote, and were taken into account by the Committee in taking action regarding the Company’s executive compensation program in and for 2013.

In 2013, the Committee took additional steps to strengthen our executive compensation program to foster improved Company performance.

•

In February 2013, the Committee reduced the value of the equity awards for our named executive officers (other than Mr. Rusckowski, who joined the Company in 2012, and Mr. Guinan, who joined the Company in July 2013) for the third consecutive year. The Committee believed that the reduction was appropriate based on its annual review of competitive pay practices (see “Competitive Pay Information” beginning on page 24) and in light of the Company’s executive compensation philosophy (see “Executive Compensation Philosophy and Components” beginning on page 22).

•

In July 2013, the Company brought a new Chief Financial Officer in from outside the organization. In negotiating Mr. Guinan’s employment with the Company, we were mindful of stockholder concerns regarding executive compensation levels. Mr. Guinan’s base salary, annual incentive award and ongoing long-term compensation were near the median of compensation packages provided at the time to executives in comparable positions in the Company’s peer group and were significantly lower than the compensation package of our prior Chief Financial Officer.

™

To induce Mr. Guinan to join the organization, the Company made a one-time cash payment of $250,000 to Mr. Guinan to compensate him for certain forfeitures incurred with the termination of his employment with his immediately preceding employer. This cash payment is refundable in full if, at any time prior to July 29, 2015, Mr. Guinan voluntarily terminates employment or if the Company terminates his employment for willful misconduct.

™

In addition, the Company gave Mr. Guinan a sign-on award of 25,700 RSUs that vest 25% on each of the first anniversary and second anniversary of the grant date and 50% on the third anniversary of the grant date, to compensate him for certain forfeitures incurred in connection with the termination of his employment with his immediately preceding employer, to induce him to join the Company and to align his interest with the interest of the Company’s stockholders.

™	Neither the one-time cash payment nor the sign-on RSU award received by Mr. Guinan in 2013 will be repeated in 2014, because they are not part of his “normal” compensation.

•

In 2013, for the second consecutive year, the Compensation Committee enhanced our senior management retention and ownership guidelines. After considering a stockholder request, we adopted a policy that if a named executive officer satisfies the minimum share ownership requirements in our guidelines, our Compensation Committee will monitor future equity awards to that person to assure that the interests of the named executive officer and stockholders continue to be significantly aligned and, if warranted, adjust the minimum share ownership requirements or add retention requirements. In addition, the Committee expanded the employees covered by the guidelines. See “Executive Share Retention Guidelines; Policies Regarding Hedging and Pledging,” beginning on page 36.

•

In August 2013, after considering a stockholder proposal, the Compensation Committee approved a new approach to vesting of the Company’s equity awards in the change in control context. The new approach provides for “double trigger” vesting in connection with a change in control (i.e., the award vests in connection with a change in control only if the executive’s employment is actually or constructively terminated within two years after a change in control).

•

In August 2013, the Compensation Committee also approved an enhanced form of employee equity award agreement. The enhanced form of agreement, which includes the double trigger vesting discussed in the preceding bullet, increased the alignment of employee and stockholder interests, reduced costs, reduced regulatory and tax issues and simplified the form of agreement. Mr. Guinan’s 2013 equity awards reflect this new approach, which also applies to 2014 employee equity awards.

Strong Foundation; Best Practices

In recent years the Committee has built a strong foundation for our executive compensation program, and has taken numerous steps to enhance the program’s alignment of pay and performance.

•

In 2012, we rebalanced the mix of awards in our equity award program to increase the portion allocated to performance shares and stock options and decrease the percentage allocated to restricted share units (“RSUs”). Each year, annual equity awards (i.e., awards other than inducement awards) for our executive officers consist primarily of stock options and performance share grants, plus a relatively small allocation (i.e., less than 25%) of RSUs. In 2014, the annual equity awards for our executive officers consisted of 40% performance shares, 40% options and 20% RSUs.

•

Since 2012, the performance metrics for performance share awards, which are earned over a three-year performance period, are based 50% on average return on invested capital and 50% on revenue growth over the performance period. We believe, based on a study conducted at the request of the Committee by an independent consultant, that these metrics are highly correlated with long-term stockholder value creation. We maintained the same metrics in the 2013 and 2014 performance share awards for our executive officers.

•

The terms and conditions of Mr. Rusckowski’s employment agreement, entered in 2012, were responsive to stockholder concerns. See “Employment Agreement” beginning on page 43. The base salary, annual incentive compensation and ongoing long-term compensation provided under the employment agreement with Mr. Rusckowski were near the median of the compensation packages provided at the time to executives with comparable positions in the Company’s peer group. In addition, under the terms of his employment agreement:

•	Mr. Rusckowski is not entitled to a supplemental executive retirement plan;

•	The terms of Mr. Rusckowski’s ongoing equity awards are the same as those of the Company’s other executive officers;

•	Mr. Rusckowski has a double trigger change-in-control provision for cash severance payments; and

•	Mr. Rusckowski is not entitled to tax gross ups for any severance payments.

Our program reflects many best practices.

•	We do not provide tax gross ups for executives, except for those available to all employees generally (including with respect to relocation expenses).

•	No executive has a supplemental executive retirement plan.

•

Our directors and executive officers are prohibited from entering into transactions that result in a financial benefit if our stock price declines, or any hedging transaction involving our stock, including but not limited to the use of financial derivatives (such as puts and calls), short sales or any similar transactions.

•	Our directors and executive officers are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for loans or other obligations.

•

The Compensation Committee’s compensation consultant, Pay Governance, is independent, is retained directly by the Compensation Committee and performs no other consulting or other services for the Company.

•	Our equity compensation plan prohibits the repricing of equity awards without stockholder approval.

•	We maintain an investor outreach program that enables us to obtain feedback regarding our executive compensation program and our disclosure regarding the program.

•

We maintain an Incentive Compensation Recoupment Policy (commonly known as a “clawback” policy). The recoupment policy covers all of our current and former executive officers, our principal accounting officer and any other employee who receives an equity award under our Employee Plan. Under the policy, equity awards are subject to recoupment and recovery by the Company, including after the awards have been settled or paid, if a performance measure considered by the Committee in making the award is adjusted or restated in a manner that would have had the effect of reducing the size of the award when made. In addition, if a covered employee engaged in gross negligence or intentional misconduct that contributed to the award or payment of incentive compensation that is greater than would have been paid or awarded absent the misconduct, we may seek to recover the entire award or payment, or take other remedial and recovery action, as determined by the Committee. Thus, for example, if supervisory personnel covered by the policy were to engage in gross negligence or intentional misconduct, the policy would apply.

•	The Company annually provides its stockholders with the opportunity to cast an advisory vote on executive compensation (a “say-on-pay” proposal).

Executive Compensation Philosophy and Components

The objective of our executive compensation program is to attract and retain talented executives who have the skills and experience required to help us achieve our strategic objectives and advance the long-term interests of our stockholders. The Committee is firmly committed to pay for performance: the compensation opportunity for our named executive officers is directly tied to corporate performance, both financial and non-financial results, and individual performance.

The principal components of compensation for our named executive officers are:

•	Base salary;

•	Annual performance-based cash incentives, generally paid under the SMIP;

•	Long-term incentive awards issued under the Employee Long-Term Incentive Plan (“Employee Plan”) in the form of stock options, RSUs and performance shares; and

•

Deferred compensation, including Company matching contributions or credits, under the tax-qualified Quest Diagnostics Profit Sharing Plan (or in the case of Mr. Haydon, our tax-qualified Canada Registered Retirement Savings Plan; each of the Quest Diagnostics Profit Sharing Plan and the Canada Registered Retirement Savings Plan a “Defined Contribution Program”) and the non-qualified Supplemental Deferred Compensation Plan (“SDCP”).

Our executive compensation program is designed to:

•	Attract and retain talented executives;

•	Incent executives to achieve results that appropriately balance the short-term and the long-term interests of our stockholders, employees and customers;

•	Reward corporate and individual performance;

•	Support our business strategy and financial objectives; and

•	Provide flexibility and responsiveness to changing business conditions, as well as the growth and diversification of the Company.

We believe that our executive compensation program is fully aligned with stockholder interests. Our annual cash incentives reward the achievement of annual performance, including operating and strategic goals (both financial and non-financial). Our compensation mix, long-term incentive awards and key performance metrics are designed to foster long term stockholder value creation and reduce emphasis on risky short-term behavior. Our equity awards, including their vesting features, combined with our senior management share retention and ownership guidelines, are designed to link executive compensation to long-term stock performance.

Under our pay for performance approach, significantly more than half of the total compensation of our executive officers is performance-based, in the form of annual incentive compensation and long-term incentive awards. For Mr. Rusckowski, approximately 88% of his target total compensation for 2013 was performance-based. In addition, the greater portion of the incentive awards of our executive officers is focused on long-term awards (equity), to drive stockholder value.

Setting Executive Compensation

The Committee establishes the Company’s general compensation philosophy. The Committee oversees our executive compensation program and regularly monitors our executive compensation to ensure adherence to our compensation philosophy. The Committee is supported in its work by our Senior Vice President, Chief Human Resources Officer and his staff and the Committee’s independent compensation consultant.

Within the framework of the executive compensation programs approved by the Committee, the Chief Executive Officer recommends to the Committee individual compensation for the executive officers, other than himself. These recommendations are based on market data and Company and individual performance. He also recommends incentive compensation measures to align compensation with our corporate objectives. The Chief Executive Officer is present during the portions of Committee meetings in which compensation decisions regarding the named executive officers other than the Chief Executive Officer are reviewed and decided, but the Committee retains the final authority for all such decisions. The Chief Executive Officer does not make any recommendations to the Committee regarding his own compensation.

The Committee annually reviews the compensation arrangements for the Company’s executive officers to assess whether the arrangements encourage risk taking that is reasonably likely to have a material adverse effect on the Company. The Committee conducted an annual review in December 2013 and concluded that the compensation arrangements for the Company’s executive officers do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

The Committee engaged Pay Governance LLC as its independent compensation consultant. At the Committee’s request, the consultant provided analyses and information regarding market practices and trends in executive and director compensation. Pay Governance periodically meets with the Committee’s Chairman to discuss compensation matters, and it periodically participates in private sessions of the Committee (without Company employees present). Pay Governance provides no services to the Company other than its services to the Committee, has no other ties to management that could jeopardize its fully independent status, and has strong internal governance policies that help ensure that it maintains its independence. Pay Governance reports directly to, and is directly accountable to, the Committee. The Committee has the sole authority to retain, terminate and obtain the advice of Pay Governance, at the Company’s expense. In May 2013 and again in February 2014, the Committee conducted a formal assessment of Pay Governance in accordance with Securities and Exchange Commission and New York Stock Exchange rules and determined that Pay Governance is independent from the Company’s management and that its work for the Committee has not raised any conflict of interest.

Competitive Pay Information

For each named executive officer, the Committee annually reviews performance and approves all elements of compensation, including base salary, annual incentive awards and long-term incentive awards, except for our broad-based employee benefit programs. After the Committee approves the compensation of our named executive officers, the Committee reports the compensation to the full Board.

To assist the Committee with its review, our Human Resources department, in consultation with the Committee’s consultant, annually prepares analyses of each named executive officer’s compensation, including tally sheets. The review includes current and prior year compensation information regarding base salary, target and paid annual incentive compensation, deferred compensation activity and balances, aggregate equity grant values, perquisites, and all other compensation, as well as estimates of the amounts payable to each named executive officer upon termination of employment under various circumstances, including termination in connection with a change in control.

The compensation targets for, and compensation earned by, each named executive officer are analyzed relative to market data for comparable positions in a peer group. During 2013, the peer group consisted of the following 16 companies in the healthcare services, equipment and distribution industries.

• C.R. Bard, Inc.	• Hospira, Inc.
• Baxter International Inc.	• Laboratory Corporation of America Holdings
• Becton, Dickinson and Company	• Medtronic, Inc.
• Boston Scientific Corporation	• Omnicare, Inc.
• Covidien PLC	• Owens & Minor, Inc.
• DaVita Inc.	• St. Jude Medical, Inc.
• Express Scripts Holding Company	• Stryker Corporation
• Henry Schein, Inc.	• Zimmer Holdings, Inc.

For the named executive officers, the Committee establishes target compensation consistent, to the extent possible, with comparable positions in the peer group and provides our named executive officers with the opportunity to earn greater rewards for performance that exceeds established goals. Our practice is to establish base salary, annual cash incentive targets and long-term incentive award levels and terms to deliver total direct compensation at market competitive levels, depending upon the named executive officer’s responsibilities, expertise and experience, along with individual and Company performance. We adjust the comparisons to take account of different scope of job responsibility where appropriate. Specific consideration is given to the weighting of fixed and at-risk components of pay relative to the peer group. No single element of compensation is set without considering the total direct compensation of the named executive officers relative to the marketplace, as well as the impact of any change on the other components of our pay model. The economic value of each participant’s prior equity awards at the date of grant is considered when setting annual compensation packages. We do not take into account realized or unrealized gains from previous equity awards in setting subsequent total compensation levels. Based on the 2013 review, the target total direct compensation for Mr. Rusckowski, the Chief Executive Officer, was at the 45th percentile of the peer group, while the target total direct compensation for the other named executive officers, excluding Mr. Hagemann (and in the case, of Mr. Guinan, his inducement awards), ranged from the 22nd to the 64th percentile. As discussed below, Mr. Hagemann’s total direct compensation for 2013 was significantly impacted by amounts that he received under the Executive Officer Severance Plan and did not include annual incentive compensation.

Pay Components

Base Salary

We pay base salary to our executives to provide them a steady source of income for their exclusive services to the Company. The Committee annually reviews and approves base salaries for the named executive officers. Consistent with our executive compensation philosophy, base salaries are set at levels competitive with the peer group. The Committee determined 2013 base salary adjustments based on an assessment of our 2012 results and each named executive officer’s position, performance, scope of responsibility, current salary level and market comparables.

•	2012 was a transition year for the Company. Management launched a new vision for our Company and introduced a five-point business strategy to help achieve our new vision and goals.

•	Management took decisive action to better position the Company for the future.

•

In a challenging environment, including the impact of Hurricane Sandy, the Company delivered revenues from continuing operations of $7.4 billion, essentially unchanged from 2011, and operating income from continuing operations of $1.2 billion.

•	The Company also generated record cash from operations and, driven by the strong progress in our Invigorate program, expanded operating margins.

After considering these factors, effective January 1, 2013, the Committee determined that, absent a change in responsibilities, the 2013 base salary for each named executive officer (other than Mr. Guinan, who joined the Company in July 2013) would not be increased from the 2012 level and established the 2013 base salary for each named executive officer identified in the following chart, at the level and reflecting the increase set forth in the chart.

	Increase in Base Salary (%)	2013 Base Salary ($)
Stephen H. Rusckowski	0	1,050,000
Dr. Jon R. Cohen	0	573,900
John B. Haydon	0	565,000
Catherine T. Doherty	0	520,000
Former Executive Officer
Robert A. Hagemann	0	571,160

Mr. Guinan commenced employment with the Company on July 29, 2013. In connection with Mr. Guinan commencing employment, the Committee approved Mr. Guinan’s base salary of $550,000 per year. In establishing the base salary for Mr. Guinan, the Committee considered the factors described above, including the performance of the Company and the competitive market for executive talent. The Committee established the base salary for Mr. Guinan at a level below the base salary of the prior Chief Financial Officer.

The total base salary paid to each named executive officer in 2013 is reported in the “2013 Summary Compensation Table” on page 38.

2014 Actions

After discussion regarding 2014 base salaries for the named executive officers, the Committee determined that the 2014 base salary for each named executive officer currently employed by the Company would not be increased from the 2013 level, assuming no change in their responsibilities. 2014 base salaries will be discussed in the 2015 Compensation Discussion and Analysis.

Annual Cash Incentive Compensation

Introduction

We generally pay annual incentives in accordance with the SMIP, which our stockholders approved at our 2003 annual stockholders meeting. The Committee selects a maximum of ten participants for inclusion in the SMIP each year.

The Committee’s approach to annual incentive compensation generally has been:

•	Tie annual incentive compensation to key operating goals;

•	Establish targets that are challenging, yet attainable; and

•	Maximum payout of 2x target requires extraordinary performance.

The following table sets forth, for each year since 2005, the aggregate annual cash incentive payments as compared to target for the named executive officers then in office. Since 2005, even in years that the Company had strong financial performance, annual incentive compensation payouts never reached 1.5x target. The Committee believes that these results demonstrate the rigor of the targets adopted, that targets have been set at reasonable levels and that annual incentive compensation has been sensitive to Company performance.

Year	Incentive Payment as Compared to Target (%)
2005	82
2006	148
2007	103
2008	112
2009	129
2010	64
2011	88
2012	72	*
2013	10

*	Excludes the annual incentive payment to Mr. Rusckowski, because it was paid at a guaranteed level, rather than based on performance.

Annual Incentive Compensation for 2013

For 2013, we paid annual incentive compensation under the SMIP to all the named executive officers except Mr. Hagemann. Mr. Hagemann left the Company during 2013 and, in accordance with his separation arrangements, did not receive annual incentive compensation for 2013.

The Committee determined the incentive target for annual incentive compensation for each named executive officer at the beginning of 2013, except that the Committee approved Mr. Guinan’s incentive target in connection with Mr. Guinan joining the Company in July 2013. Mr. Guinan’s annual incentive compensation target is the same as the prior Chief Financial Officer. In establishing the targets, the Committee considered the factors discussed above.

For each named executive officer who received an annual cash incentive for 2013, the threshold, target and maximum performance criteria were established with payout opportunities set at zero, one-times (1x), and two-times (2x) target incentive, respectively. Rewards for performance levels between these levels were interpolated. All annual cash incentive payments to our named executive officers are subject to the achievement of specific performance goals and, if achieved, are scheduled to be paid on or before March 15th of the year following the completion of the performance year. The Committee retains the discretion to adjust performance measures to focus on the operating performance of the Company, to avoid unintended compensation results and to ensure that participants are not inadvertently given incentives to avoid taking actions in the long-term interest of the Company and its stockholders.

For 2013, the target incentives and payouts for the named executive officers other than Mr. Hagemann are summarized in the following chart.

	2013 Target Incentive as a % of Salary	2013 Actual Payment as a % of Target	2013 Actual Payment as a % of Salary
Mr. Rusckowski	130	10	13
Mr. Guinan	90	10	9
Dr. Cohen	70	10	7
Mr. Haydon	75	10	7
Ms. Doherty	70	10	7

In 2013, annual cash incentive payouts for the named executive officers were based on performance against both financial and non-financial goals. The principal financial goals related to achieving budget targets, including earnings per share, revenues and operating margin. The additional goals, including additional financial-related goals, were based on the Company’s five-point strategy. The Committee set the performance measures and the weights for each based on the relative importance of the goals. Each of the named executive officers that received annual incentive compensation payouts had the same goals and weightings. The following chart shows the 2013 goals and the relative weight allocated to each of the goals (other than the “restore growth” objective), results and resulting payout factors for 2013.

Weight (%)	Objective	Measure	Target	Plan Results	Weighted Payout Factor %
35	Meet Budget	Earnings per share	$4.59	$4.00	0
20	Meet Budget	Revenue	$7,496MM	$7,146MM	0
15	Meet Budget	Operating Margin*	$1,435MM	$1,232MM	0
10	Employee Engagement	Employee Engagement	71.6%	68.8%	0
5	Operational Excellence	Invigorate Savings	$285MM	$270MM	2.6
5	Simplify	Employee Inclusion (1/3)	61%	67%	3.3
		Community Index (1/3)	51%	65%	3.3
		Voluntary Turnover (1/3)	8.3%	9%	0.2

*	Operating margin = net revenues less the sum of (i) cost of services plus (ii) selling, general and administrative expenses.

Employee engagement and employee inclusion were based on indices built from employee survey questionnaires. The community index was based on our environmental profile, charitable donations and employee community volunteerism.

The Committee also established goals, with an aggregate 10% weighting, with the objective to restore growth, part of the Company’s five-point strategy. These goals were developed to drive results during 2013 and to position the Company for growth in revenue and earnings over the long term and were set around three equally weighted initiatives, namely: i) esoteric testing growth; ii) laboratory professional services growth; and iii) organic growth. The weighted payout on these objectives was zero, except that in the case of esoteric testing growth it was 0.4% of target.

Earnings per diluted share (EPS) from continuing operations, revenue and operating margin were weighted heavily in order to provide the proper incentive to management to stimulate profitable growth. When the Committee established these performance standards for the year, it retained discretion to adjust them to ignore the effect of certain specified items. For 2013, the Committee retained discretion to adjust EPS from continuing operations and operating margin for the following items: (i) gains and losses from the sale of a business; (ii) charges related to the impairment of goodwill or intangible assets; (iii) charges related to reorganization and restructuring programs; (iv) charges related to the acquisition or integration of a company or business; (v) cumulative effect, or one-time gains or losses, associated with the adoption of accounting changes; (vi) extraordinary gains or losses; (vii) gains or losses on debt extinguishment; and (viii) effects of changes in tax laws or the rate on deferred tax assets and liabilities. The Committee selected these items because the Committee desires to incent management to focus on the operating performance of the Company and these items (1) reflect matters outside the control of participants which could create “windfall” benefits or undue penalties for participants (for example, changes in tax laws or accounting standards) or (2) accommodate the Committee’s concern not to inadvertently penalize participants for taking actions in the long-term interest of the Company and its stockholders (for example, a restructuring of operations) out of concern for the action’s impact on EPS from continuing operations or operating margin.

In accordance with the Quest Diagnostics policy, for fiscal year 2013 the Compensation Committee made several adjustments to the Company’s results for purposes of calculating performance under the SMIP. The Committee made these adjustments, which totaled ($1.31) per share in the case of earnings per share from continuing operations, and $115.5 million in the case of operating margin, to ensure that participants would not be rewarded for gains from the sale of an asset or penalized for having made decisions intended to foster long-term value creation, rationalize operations and allow for long-term reductions in cost. When exercising its discretion, the Committee also noted the Company’s significant progress in 2013, including the items discussed in “Executive Summary—2013 Company Performance” beginning on page 18. The following table reconciles the adjustments made for 2013 and provides a brief description of each adjustment.

Non-Recurring Items Excluded from 2013 SMIP Calculations

	Diluted EPS from Continuing Operations	Operating Margin	Explanation

Diluted EPS from continuing operations, as reported	$5.31

Operating margin		$1,116

Ibrutinib (gain on sale of royalty rights)	($1.95)		Exclude EPS included from gain on sale of ibrutinib royalty rights

Loss on sale of Enterix	$0.17		Exclude loss on sale of Enterix

Restructuring charges, principally severance	$0.32	$75.7MM	Charges primarily associated with workforce reductions

Restructuring-related professional fees, integration costs and program management costs	$0.15	$39.8MM	Charges including integration costs and professional fees and program management costs associated with restructuring and integrating our business

Cumulative adjustment	($1.31)	$115.5MM

Diluted EPS from continuing operations used for SMIP	$4.00

Adjusted operating margin used for SMIP		$1,231.5

Had the Committee not made the adjustment to EPS from continuing operations, the weighted payout factor percentage for this performance measure would have been 70% (that is, the adjustments made by the Committee had the effect of reducing the payout factor percentage for this performance measure). Had the Committee not made the adjustment to operating margin, the payout factor percentage for this measure would have been 0% (that is, the adjustments made by the Committee had no impact on the payout percentage factor for this performance measure). The following table shows, on a pro forma basis, the payments that would have been made, both as a percentage of target and as a percentage of salary, had the Committee not made the foregoing adjustments (these amounts would replace the numbers under the headings “2013 Actual Payment as a % of Target” and “2013 Actual Payment as a % of Salary” in the table on page 27).

	2013 Payment as a % of Target (Pro Forma)	2013 Payment as a % of Salary (Pro Forma)
Mr. Rusckowski	80	104
Mr. Guinan	80	72
Dr. Cohen	80	56
Mr. Haydon	80	60
Ms. Doherty	80	56

As the table makes clear, had the Committee not made the foregoing adjustments, 2013 payments would have been significantly higher than actual payments. Without giving effect to the adjustments to EPS from continuing operations and operating margin described above, the annual incentive awards to the Company’s named executive officers in respect of 2013 as reported in the “Non-Equity Incentive Plan Compensation” column in the 2013 Summary Compensation Table on page 38 would have been as follows: Mr. Rusckowski—$1,089,839; Mr. Guinan—$159,607; Dr. Cohen—$320,748; Mr. Haydon—$338,329; and Ms. Doherty—$290,624.

2013 Conclusion

Overall, the Committee believes that the annual incentive payments made to our named executive officers for 2013 were consistent with the objectives of our executive compensation program.

2014 Actions

After discussion regarding 2014, in February 2014 the Committee determined that the incentive target percentages for annual incentive compensation for each named executive officer would not be increased from the 2013 level.

Long-Term Incentive Awards

Introduction

We design our long-term incentive awards to:

•	Align management’s compensation opportunities with the interests of our stockholders;

•	Provide long-term compensation opportunities consistent with market practice;

•	Incent and reward long-term value creation; and

•	Provide a retention incentive for key employees.

In determining the value of the long-term incentive component of each named executive officer’s compensation, the Committee considers, without limitation:

•	The value of similar incentive awards to executive officers in the peer group; and

•	The individual’s scope of responsibility, performance and contribution to meeting the Company’s objectives.

The Committee is responsible in its use of equity as long-term incentive compensation. The number of shares outstanding in connection with our equity awards as a percentage of our total outstanding shares (our “overhang”) is modest relative to our peer group.

Timing of Equity Awards

It has been the Committee’s practice to make annual equity grants at a meeting held shortly after we announce our prior year’s earnings. It also has been the Committee’s practice to make equity grants to new hires and promoted employees, and other grants in special cases, from time to time as appropriate.

Prior to 2013, the Committee had delegated to the Chief Executive Officer, in consultation with the Senior Vice President, Chief Human Resources Officer, the authority to grant, under limited circumstances, equity awards to employees other than executive officers. Pursuant to this authority, they were authorized to grant up to 20,000 options and 10,000 restricted or performance shares per quarter. In 2013, 4,945 RSUs, no options and no performance shares were granted under this authority.

In addition, prior to 2013, based on the Committee’s recommendation, the Board had authorized the Chief Executive Officer to designate employees as recipients of nonqualified stock options. The Chief Executive Officer was authorized to grant options to employees, other than executive officers, annually in amounts not exceeding 25,000 per employee and 100,000 in the aggregate. The grants were required to have an exercise price equal to fair market value on the grant date and other terms and conditions identical to the terms and conditions most recently approved by the Committee. In 2013, no options were granted pursuant to this authority.

Management regularly reported to the Committee grants under these two delegations of authority.

In 2013, upon the Committee’s recommendation, the Board created a new committee, the Awards Committee, consisting of one director, and delegated to the committee (i) certain authority to grant equity awards under the Employee Plan and (ii) authority to make corrections to awards approved by the Compensation Committee, to the extent the Awards Committee determines that corrections are necessary or appropriate to carry out the Compensation Committee’s intentions. At this time, the Awards Committee consists of Mr. Rusckowski.

The Awards Committee is authorized to grant the full range of awards that can be issued under the Employee Plan. There are, however, significant limits on awards that the Awards Committee may grant. These include: (i) a prohibition on awards to executive officers; (ii) a prohibition on awards to any individual whose base salary exceeds a threshold amount; (iii) an annual limit on awards issuable to any individual; and (iv) an annual limit on aggregate awards. In addition, awards issued by the Awards Committee are required to vest over three years, in accordance with a schedule approved by the Board that is consistent with the vesting schedule that applies to equity awards approved by the Compensation Committee. It is expected that the Awards Committee will approve awards from time to time as it determines appropriate, and that the awards will be issued for, among other purposes, new hires, promoted employees, employee retention and special recognition awards, including for high-performing employees who generally are not eligible for annual equity awards. In 2013, 5,288 options, 1,102 performance shares, and 7,271 restricted share units, were granted pursuant to this authority.

In connection with establishing the Awards Committee, the Board terminated the two pre-2013 delegations of authority described above. The Awards Committee regularly reports to the Compensation Committee awards granted by, and corrections made by, the Awards Committee.

Approach to Performance Share Awards

For many years, the Committee has included an annual grant of performance shares in the long-term incentive awards to our employees, including our executive officers. Performance shares encourage a long-term view and reinforce the link between financial results and rewards. Our performance shares are generally based on a three-year performance period and reward financial and operational performance during that period. The value that they provide depends on the level of achievement of predefined performance goals over the multi-year performance period. If minimum performance levels are not achieved, the performance shares are forfeited and provide no value.

New performance share awards are made each year such that participating named executive officers will participate in up to three overlapping performance periods.

For each performance share award, the Committee establishes baselines, target performance levels and the measurement period. No performance shares will be earned if a specified minimum performance level is not achieved. For performance above the threshold level, payment will vary with actual performance achieved, up to a maximum payment of 2 times the target level. Determination of the shares payable pursuant to each award is made after the end of the performance period.

The Committee’s approach to performance share awards has been:

•	Establish targets that are challenging, yet attainable;

•	Performance share objectives provide for similar upside and downside performance; and

•	Maximum payout of 2x target requires extraordinary performance.

The following table sets forth, for each year since 2005, the aggregate performance share award payouts as compared to target for the named executive officers then in office. Since 2005, although in some cases targets have been exceeded, performance share award payouts have never reached 1.5x target. The Committee believes that these results demonstrate the rigor of the targets adopted, that targets have been set at reasonable levels and that performance share award payouts have been sensitive to Company performance.

Year of Grant	Year Paid	Performance Share Payout as Compared to Target (%)
2005	2008	23
2006	2009	37
2007	2010	127
2008	2011	141
2009	2012	117
2010	2013	33
2011	2014	0
2012	N/A	N/A
2013	N/A	N/A

Determination of February 2010 Performance Share Awards

In February 2013, the Committee determined payment for performance share awards made in February 2010.

At the time of grant, the Committee established baselines, target performance levels and the measurement period. The performance measure was the compound annual growth rate of the Company’s fully diluted EPS from continuing operations (subject to adjustment for predefined items and calculated in accordance with the plan). The measurement period was January 1, 2010 to December 31, 2012.

When the Committee established this performance measure, it retained discretion to adjust EPS from continuing operations as reported in the Company’s financial statements to ignore the effect of certain specified items (generally the same items identified above in the discussion of annual incentive compensation, and for the same reasons). The following table shows the targeted performance levels (awards for performance between these percentiles are interpolated on a straight-line basis).

Compound annual growth rate in EPS from continuing operations (%)	Performance Shares Earned (as multiple of target number of shares)
3	0
9	1
15	2

In accordance with Quest Diagnostics policy, for purposes of calculating the award payouts, the Committee determined to adjust 2012 earnings per share from continuing operations. When exercising its discretion, the Committee noted the Company’s progress in 2012, including:

•	2012 was a transition year for the Company. Management launched a new vision for our Company and introduced a five-point business strategy to help achieve our new vision and goals.

•	Management took decisive action to better position the Company for the future.

•

In a challenging environment, including the impact of Hurricane Sandy, the Company delivered revenues from continuing operations of $7.4 billion, essentially unchanged from 2011, and operating income from continuing operations of $1.2 billion.

•	The Company also generated record cash from operations and, driven by the strong progress in our Invigorate program, expanded operating margins.

The Committee excluded several items from the Company’s results for purposes of calculating performance under the awards. The Committee made these adjustments to exclude the impact of unusual or nonrecurring items that had a negative impact on 2012 EPS from continuing operations and to incent management to make decisions that are focused on long-term value creation. These are the same adjustments that the Committee approved for the 2012 annual incentive compensation under the SMIP and were discussed in the Company’s 2013 proxy statement. The following table reconciles the adjustments, which totaled $0.55 per share, made for 2012 and provides a brief description of each adjustment.

Non-Recurring Items Excluded from 2012 from Calculation of EPS from Continuing Operations

		Explanation

Diluted EPS from continuing operations, as reported	$3.92

Designation of Assets Held For Sale	$0.09	Include EPS excluded from continuing operations as a result of e classification of HemoCue and OralDNA as discontinued operations in December 2012

Restructuring Charges	$0.40	After-tax charges primarily associated with workforce reductions and professional fees associated with restructuring and integrating our business

Acquisition and integration costs	$0.02	Costs related to acquisition and integration of Celera Corporation, Athena Diagnostics and S.E.D. Laboratories

CEO Succession	$0.04	Costs associated with CEO transition

Diluted EPS from continuing operations for performance shares	$4.47

The Committee determined that the compound annual growth rate in the Company’s fully diluted EPS from continuing operations for the performance period was 5% (0.3% if the Committee had not made the adjustments described above) and that the earnings multiple applicable to these awards during the performance period was 33% of target (increased from 0% if the Committee had not made such adjustments).

Determination of February 2011 Performance Share Awards

In February 2014, the Committee determined payment for performance share awards made in February 2011. The performance period for those awards ended on December 31, 2013. The performance measure was the compound annual growth rate of the Company’s income from continuing operations (subject to adjustment for predefined items and calculated in accordance with the plan). The Committee determined that the awards would be cancelled without payout, based on the Company’s failure to meet threshold performance criteria during the performance period. Determination of these awards will be discussed in the 2015 Compensation Discussion and Analysis.

2013 Equity Awards

Named Executive Officers, Other than Mr. Guinan

In February 2013, the Committee awarded long-term compensation for 2013 to the named executive officers, other than Mr. Guinan, resulting in the equity awards shown for them in the “2013 Summary Compensation Table” and the “2013 Grants of Plan-Based Awards Table” on pages 38 and 41.

In considering the size of the award for each of these named executive officers, the Committee considered the factors described above, including the performance of the Company and the executive during 2012 and the competitive market for executive talent. In an effort to maintain market competitive levels in the total compensation of our named executive officers, and in conjunction with a Company-wide effort to reduce the Company’s overall usage of equity compensation and the Company’s equity compensation expense, in 2013 the Committee reduced the equity awards of these named executive officers (other than Mr. Rusckowski, who joined the Company in 2012) from 2012 grant levels to the amounts shown in the “2013 Summary Compensation Table” and the “2013 Grants of Plan-Based Awards Table” on pages 38 and 41.

After discussion regarding potential changes in approach for 2013 long-term incentive awards, the Committee determined to maintain the general structure of the long-term incentive program for 2013.

The Committee decided again that most participants in the equity award program, including all our executive officers, would receive a mix of annual equity awards consisting of over 75% stock options and performance share grants, with the remainder consisting of RSUs. The Committee believes that this mix of awards, emphasizing performance shares and options, reflects a focus on pay for performance and competitive considerations, and supports our business strategy. The mix also fosters the ownership culture that the Committee seeks to encourage among our senior employees.

We continued to use stock options as a component of our equity awards because they align incentives with stockholder interests by rewarding appreciation in stock price. We believe that stock options are an appropriate incentive to motivate our employees. Stock options generally vest 33-1/3 percent on each of the first, second and third anniversaries of the grant date.

In an effort to maintain alignment of executive compensation with achievement of the Company’s financial goals and stockholder value, the Committee maintained the performance measure for our performance share awards. In 2012, the performance measure was based 50% on revenue growth and 50% on average return on invested capital. The Committee maintained these performance measures for 2013 equity awards. For purposes of the performance share awards, we will calculate average return on invested capital by averaging, over the three-year performance period: (i) our annual income from continuing operations (excluding net income attributable to non-controlling interests) plus after-tax interest expense, divided by (ii) the total average debt and average stockholder equity for the relevant year. The target performance shares subject to the 2013 performance share awards will be earned over a three-year period ending December 31, 2015 and will be paid out in shares of the Company’s common stock at the end of the period to the extent that the performance level is achieved. Determination of the shares payable pursuant to the 2013 performance share award will be made after the end of the performance period.

Less than 25% of the total value of the annual equity award was delivered in the form of RSUs that generally vest as follows: 25% on each of the first and second anniversaries of the grant date and 50% on the third anniversary of the grant date. The Committee considers stock options and performance shares to be more strongly performance-related than RSUs. The proportion of our annual equity award value granted as RSUs to our named executive officers is below the median percentage of annual equity award value granted as RSUs for companies in our peer group. We believe that RSUs enhance executive retention across business cycles because they retain a portion of their value if our stock price declines from the grant date price. RSUs also foster an ownership culture, help motivate employees to perform at peak levels across business cycles and motivate increasing stockholder value. Also, the Company does not offer a defined benefit pension plan.

Mr. Guinan

The equity awards we made to Mr. Guinan in 2013 were awarded to him in August 2013, shortly after he joined the Company. The awards were approved by the Committee.

Like our other named executive officers, Mr. Guinan received a grant of options, performance shares and RSUs for 2013, as a normal part of his 2013 compensation. In considering the size of the award for Mr. Guinan, the Committee considered the factors described above, including the performance of the Company and the competitive market for executive talent. The terms and conditions of these awards generally are the same as those awarded to the other named executive officers for 2013, except that, as discussed below under the heading “2013 Enhancements in Equity Awards” and under the heading “Key Terms of Equity Awards Granted in 2013” on page 42, Mr. Guinan’s awards were issued using the Company’s new form of equity award agreement, and thus included, for example, double trigger vesting in connection with a change in control.

To induce Mr. Guinan to join the organization, the Company also issued an additional equity award to Mr. Guinan. Mr. Guinan received a sign-on award of 25,700 RSUs that vest 25% on each of the first anniversary and second anniversary of the grant date and 50% on the third anniversary of the grant date, to compensate him for certain forfeitures incurred in connection with the termination of his employment with his immediately preceding employer, to induce him to join the Company and to align his interest with the interest of the Company’s stockholders. This award also was issued using the Company’s new form of equity award agreement, and thus included the terms and conditions included in that new form of equity award agreement including, for example, double trigger vesting in connection with a change in control.

2013 Enhancements in Equity Awards

In August 2013, after considering a stockholder proposal, the Compensation Committee approved a new approach to vesting of the Company’s equity awards in the change in control context. The new approach provides for “double trigger” vesting in connection with a change in control. Thus, the awards vest in connection with a change in control only if the executive’s employment is actually or constructively terminated within two years after a change in control. This approach does not apply to the awards approved by the Committee for the named executive officers, other than Mr. Guinan, in February 2013.

In August 2013, the Compensation Committee also approved an enhanced form of employee equity award agreement. The enhanced form of agreement, which includes the double trigger vesting discussed in the preceding paragraph, increased the alignment of employee and stockholder interests, reduced costs, reduced regulatory and tax issues and simplified the form of agreement. Because it had not yet been adopted, the enhanced form of agreement does not apply to the equity awards approved by the Committee for the named executive officers, other than Mr. Guinan, in February 2013.

All of Mr. Guinan’s 2013 equity awards reflect the new form of agreement approved by the Committee, including “double trigger” vesting in connection with a change in control. The new form of agreement also applies to employee equity awards granted in February 2014.

2014 Actions

After discussion regarding potential changes in approach for 2014 long-term incentive awards, the Committee determined to not make any changes in the long-term incentive program for 2014.

In a continued effort to maintain market competitive levels in the total compensation of our named executive officers, in 2014 the Committee (i) maintained at the 2013 level the value of the equity awards of our named executive officers other than Mr. Haydon, and (ii) significantly reduced the value of the equity award for Mr. Haydon, who in February 2014 decided for personal reasons to take a new position and transitioned to a new role as Vice President, Joint Ventures and Strategy, reporting to Mr. Rusckowski.

The enhanced form of employee equity award agreement, approved by the Committee in August 2013 and discussed above under the heading “2013 Enhancements in Equity Awards,” including double trigger vesting in connection with change in control, applied to the February 2014 employee equity awards.

Deferred Compensation

All employees who satisfy certain service requirements, including the named executive officers, are entitled to participate in a Defined Contribution Program, in which participants may defer a portion of their eligible cash compensation up to limits established by law. All the named executive officers also are eligible to participate in the SDCP.

The purposes of the Defined Contribution Programs and the SDCP are to provide eligible employees an opportunity to save for their retirement and, through Company matching contributions and credits, to provide supplemental retirement income to help us compete in the market for talented employees. For additional information regarding the SDCP, see “2013 Nonqualified Deferred Compensation Table” on page 47.

None of our named executive officers is covered by a defined benefit retirement plan or supplemental executive retirement plan.

Perquisites

Perquisites represent a minor component of executive compensation. We provide perquisites that we believe are reasonable and competitive. In 2013, the named executive officers were entitled to receive tax and financial planning services, within certain limits. In connection with Mr. Guinan joining the Company, the Company provided relocation benefits to him; the Committee approved extending those benefits for several additional months. Pursuant to the Company’s employee relocation policy, pursuant to which all employees who receive relocation benefits are grossed up for certain taxes associated with those benefits, the Company grossed up Mr. Guinan for relocation benefits. The Company has a security plan approved by the Committee for Mr. Rusckowski; Mr. Rusckowski and his family use Company aircraft for personal travel. In 2013, based on the Committee’s approval, the Company entered an Aircraft Timesharing Agreement with Mr. Rusckowski. Pursuant to the Aircraft Timesharing Agreement, Mr. Rusckowski will reimburse the Company for its aggregate incremental cost arising out of Mr. Rusckowski’s personal use of Company aircraft after the aggregate incremental cost to the Company of Mr. Rusckowski’s personal use exceeds $100,000 in a year. Pursuant to his employment agreement, the Company also reimbursed Mr. Rusckowski for driver and vehicle costs. These perquisites are disclosed in the “2013 Summary Compensation Table” on page 38.

Other Benefits

As part of his or her total compensation package, each named executive officer is eligible to participate in our broad-based employee benefit plans, such as medical, dental, group life insurance and disability plans, the employee stock purchase plan and a Defined Contribution Program. Each of these benefits is provided on the same basis as available to other exempt employees. Our benefits are designed to attract and retain talented employees and to provide them with competitive benefits.

Impact of Accounting and Tax Treatment on Executive Compensation

Section 162(m) of the Code precludes a public corporation from taking a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer and the three most highly paid executive officers other than the chief financial officer, unless certain specific and detailed criteria are satisfied. The anticipated tax treatment to the Company and to the executive officers is taken into consideration in the review and establishment of all compensation programs and payments. Our general policy is to attempt to preserve the tax deductibility of compensation paid to our executive officers under existing tax laws, including annual cash incentive awards and the grants of equity awards, but the Committee retains the flexibility to pay compensation or grant awards it determines to be consistent with the Company’s objectives for our executive compensation program even if the compensation or award is not deductible by the Company for tax purposes. As tax laws change, the Committee will consider their implications.

In order to satisfy the requirements of Section 162(m), the SMIP limits the annual incentive award for each participant at 1% of the Company’s Earnings (as defined in the SMIP) in the fiscal year. For 2013, the annual incentive award for each SMIP participant was less than the maximum allowable incentive award payable under the SMIP.

See Note 16 of the Company’s consolidated financial statements for the year ended December 31, 2013 for a discussion of the accounting treatment of executive compensation plans.

Employment Agreement

Mr. Rusckowski, our President and Chief Executive Officer, has an employment agreement with the Company. For a description of Mr. Rusckowski’s agreement, see “Employment Agreement” beginning on page 43.

Termination and Change in Control Arrangements

Mr. Hagemann terminated employment during 2013. He received benefits under the Company’s Executive Officer Severance Plan, in which he was a Schedule A participant. In connection with his departure from the Company on July 31, 2013, Mr. Hagemann agreed, pursuant to a consulting agreement (the “Consulting Agreement”), to provide consulting services to the Company until February 28, 2014. The Company paid Mr. Hagemann $633,035 for his services under the Consulting Agreement. The Company entered into the Consulting Agreement to secure the benefit of Mr. Hagemann’s consulting services in connection with the Company’s efforts to refocus on diagnostic information services, drive operational excellence and restore growth.

The Company’s Executive Officer Severance Plan covers all named executive officers currently in office. No named executive officer will receive any severance benefits solely as a result of a change of control. For additional information, see “2013 Potential Payments upon Termination or Change in Control” on page 47. We believe that the severance benefits provided to our named executive officers are consistent with market practice and are appropriate recruiting and retention tools. The named executive officers have agreed to non-competition and non-solicitation covenants for a period following termination of employment.

Executive Share Retention Guidelines; Policies Regarding Hedging and Pledging

In order to promote equity ownership and further align the interests of management with those of our stockholders, since 2005 we have maintained senior management retention and ownership guidelines. Under the guidelines, an officer’s ability to sell shares associated with equity awards is limited until the officer satisfies a minimum ownership position. Our executive officers are required to retain 75% of net shares received from vesting of RSUs and performance shares and from the exercise of stock options, until they achieve their minimum shareholding requirement. For our CEO, the minimum shareholding requirement is five times base salary; for our other executive officers, the minimum shareholding requirement is four times base salary. For others, the minimum shareholding requirement is two or three times base salary, depending on position. The Committee periodically reviews these guidelines and may adjust them. We determine the number of shares corresponding to these thresholds on April 1 of each year using the average annual price of our common stock during the preceding calendar year and the executive’s base salary as of the first business day in April. For purposes of determining whether an executive has met the minimum shareholding requirements, we do not give the executive credit for shares subject to any of the following equity awards, notwithstanding the executive’s economic interest in the awards:

•	Restricted stock unit awards that have not vested and been settled;

•	Performance share awards that have not vested and been settled;

•	Restricted shares that have not vested; or

•	Shares subject to stock options.

As of December 31, 2013, Ms. Doherty is the only currently employed named executive officer who holds stock in excess of his or her minimum ownership requirement.

In 2013, for the second consecutive year, the Compensation Committee enhanced our senior management retention and ownership guidelines. After considering a stockholder request, we adopted a policy that if a named executive officer satisfies the minimum share ownership requirements in our guidelines, our Compensation Committee will monitor future equity awards to that person to assure that the interests of the named executive officer and stockholders continue to be significantly aligned and, if warranted, adjust the minimum share ownership requirements or add retention requirements. In addition, the Committee expanded the employees covered by the guidelines.

Our directors and executive officers are prohibited from pledging Quest Diagnostics common stock to secure a loan, and from holding such stock in a margin account. Our directors and executive officers also are prohibited from entering into transactions that result in a financial benefit if our stock price declines, or any hedging transaction involving our stock, including but not limited to the use of financial derivatives (such as puts and calls), short sales or any similar transactions. In addition, our directors and executive officers, as well as certain other employees, may purchase or sell Company securities only during window periods of 30 calendar days that generally begin on the second business day following the issuance of our quarterly earnings releases.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis. Based on its review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for 2013.

COMPENSATION COMMITTEE

Timothy M. Ring, Chairman
William F. Buehler
Gail R. Wilensky, Ph.D.
John B. Ziegler

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

Risk Assessment

Management has reviewed the Company’s significant compensation programs for employees other than the Company’s executive officers to identify any programs that it believes create, individually or in combination, risks that are reasonably likely to have a material adverse effect on the Company. In assessing the risk of these compensation programs, management considered the plan designs, plan operation, plan controls, management oversight and review and competitive norms. The Board’s Compensation Committee assessed the risk of plans that apply to our executive officers, considering the risk guidelines suggested by the Center on Executive Compensation. In each case, it was concluded that the programs do not encourage imprudent risk taking and that the risks arising from them are not reasonably likely to have a material adverse effect on the Company.

2013 Summary Compensation Table

The following table summarizes the compensation for 2013 for each of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Stephen H. Rusckowski	2013	1,050,000		4,575,351	2,124,608	134,339	288,917	8,173,215
President and Chief Executive Officer	2012	682,500	500,000	7,268,035	2,679,071	1,365,000	479,357	12,973,963
Mark J. Guinan (6)	2013	222,115	250,000	2,700,023	799,566	19,674	73,079	4,064,457
Senior Vice President
and Chief Financial Officer
Dr. Jon R. Cohen	2013	573,900		1,195,132	554,940	39,537	46,914	2,410,423
Senior Vice President	2012	573,900		1,143,978	651,403	379,750	48,027	2,797,058
and Chief Medical Officer	2011	563,750		1,393,113	689,730	407,001	39,483	3,093,077
John B. Haydon	2013	565,000		1,195,132	554,940	41,704	19,990	2,376,766
Senior Vice President,
Operations
Catherine T. Doherty	2013	520,000		1,195,132	554,940	35,824	47,266	2,353,162
Senior Vice President,	2012	520,000		1,226,468	698,386	204,022	43,342	2,692,218
Clinical Franchises
Former Executive Officer
Robert A. Hagemann	2013	355,498		1,570,743	729,345	0	2,943,564	5,599,150
Former Senior Vice President	2012	571,160		1,728,150	984,089	364,457	73,136	3,720,992
and Chief Financial Officer	2011	557,230		2,147,569	1,063,346	438,317	66,818	4,273,280

(1)

Includes amounts deferred by named executive officers into a tax-qualified 401(k) plan, the Supplemental Deferred Compensation Plan (“SDCP”) (see “2013 Nonqualified Deferred Compensation Table” on page 47) or, in the case of Mr. Haydon, the Canadian Registered Retirement Savings Plan. Mr. Haydon’s base U.S. dollar salary was converted to Canadian dollars when paid using the average exchange rate, published by a major financial institution, for the calendar month preceding the payment date.

(2)

Represents the aggregate grant date fair value, based on the average of the high and low prices of our common stock on the grant date, of the performance share awards and restricted share units (“RSUs”) granted. Performance share awards are valued at target. If the performance share awards were valued at maximum, the amounts shown in the column would be:

	2011($)	2012($)	2013($)
Rusckowski	N/A	12,032,569	7,625,586
Guinan	N/A	N/A	3,500,032
Cohen	2,089,669	1,906,611	1,991,867
Haydon	N/A	N/A	1,991,867
Doherty	N/A	2,044,113	1,991,867
Former Executive Officer
Hagemann	3,221,353	2,880,250	2,617,886

(3)

Represents the aggregate grant date fair values of the awards. The assumptions made when calculating the amounts in this column are found in footnote 16 to the Consolidated Financial Statements of Quest Diagnostics Incorporated and its Subsidiaries, as filed with the SEC on the Company’s Annual Report on Form 10-K for 2013.

(4)

Represents payments under the Senior Management Incentive Plan (“SMIP”) in respect of the year earned and includes amounts deferred under the SDCP. See the discussion regarding annual incentive compensation in “Compensation Discussion and Analysis” beginning on page 18 for further information regarding the performance measures. Mr. Haydon’s payment was converted to Canadian dollars when paid using the average exchange rate, published by a major financial institution, for the calendar month preceding the payment date.

(5)	All other compensation for 2013 consists of the following for the current named executive officers:

	Rusckowski ($)		Guinan ($)		Cohen ($)	Haydon ($)		Doherty ($)
Matching contributions under Profit Sharing 401(k) Plan (or, in the case of Mr. Haydon, the Canadian Registered Retirement Savings Plan)	—		—		11,982	11,564	(a)	12,500
Matching credits under SDCP	108,000		6,346		34,932	—		21,000
Tax and financial planning	13,768		—		—	7,040		13,766
Personal ground transportation	74,147	(b)	—		—	—		—
Use of company aircraft	93,002	(c)	—		—	—		—
Relocation benefits	—		34,330	(d)	—	—		—
Other	—		32,403	(e)	—	1,386		—

Totals	288,917		73,079		46,914	19,990		47,266

(a)	Matching contributions for Mr. Haydon are made in Canadian dollars and converted to U.S. dollars based on the exchange rate in effect on the date contributed.

(b)

Includes the following expenses attributable to Mr. Rusckowski’s personal use of a company vehicle: (i) the portion of the vehicle lease cost (determined as a percentage of the total use of the vehicle); (ii) the invoiced expenses of the vehicle’s driver; and (iii) invoiced vehicle repair and maintenance costs.

(c)

The Company has a security plan approved by the Committee for our Chief Executive Officer; Mr. Rusckowski and his family use Company-provided aircraft for personal travel. Personal use of our aircraft by other employees requires approval by the Chief Executive Officer. The Compensation Committee has adopted a policy regarding personal use of the corporate aircraft by our Chief Executive Officer. In connection with the policy, the Chief Executive Officer entered into a time sharing agreement with the Company under which he reimburses the Company for its aggregate incremental costs related to his personal use of Company aircraft above $100,000. The amount shown in the chart is the incremental cost to the Company of personal use of the corporate aircraft. Incremental costs are based on the variable costs that the Company incurred: operating cost per flight hour, including fuel, lubricants and maintenance; landing and parking fees; crew expenses; and small supplies and catering. Excludes non-variable costs that would have been incurred regardless of whether there was any personal use of the aircraft.

(d)

Relocation benefits provided pursuant to the Company’s relocation policy for management-level employees. The benefits primarily included travel for trips covered by the relocation policy and housing and living expenses.

(e)	Tax gross up provided pursuant to the Company’s relocation policy for management level employees.

All other compensation for 2013 consists of the following for Mr. Hagemann:

	($)
Matching contributions under Profit Sharing 401(k) Plan	12,750
Matching credits under SDCP	23,248
Benefits continuation	90,373	(a)
Tax and financial planning	13,750
Severance amount	2,803,443	(b)

Totals	2,943,564

(a)

The value of post-termination medical and other benefits continuation Mr. Hagemann was entitled to under the Executive Officer Severance Plan. Includes a $12,500 matching contribution under the Profit Sharing 401(k) Plan and $37,974 matching credit under the SDCP, per the terms of the Executive Officer Severance Plan.

(b)	Includes $633,035 payable to Mr. Hagemann pursuant to the Consulting Agreement. See “2013 Potential Payments Upon Termination or Change in Control” beginning on page 47.

(6)

Mr. Guinan’s 2013 compensation includes the following one-time sign-on awards, awarded to Mr. Guinan to induce him to join the Company and to compensate him for certain forfeitures incurred in connection with the termination of his employment with his prior employer: (a) the cash payment under the heading “Bonus;” and (b) a $1,500,000 award of RSUs, included in the $2,700,023 shown under the heading “Stock Awards” (the balance of the value shown under the heading “Stock Awards” reflects the performance shares and RSUs that Mr. Guinan received as part of his annual 2013 equity award). These one-time inducement awards are not part of Mr. Guinan’s normal compensation and will not be repeated in 2014.

2013 Grants of Plan-Based Awards Table

The following table provides information about plan-based awards granted to each named executive officer in 2013.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh(5)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
		Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Threshold (#)(2)	Target (#)(2)	Maximum (#)(2)
Rusckowski	2/25/2013	—	1,365,000	$2,730,000	—	54,352	108,704					3,050,234
	2/25/2013								168,490	56.120	55.64	2,124,608
	2/25/2013							27,176				1,525,117
Guinan (7)	8/19/2013	—	199,904	399,808	—	13,707	27,414					800,009
	8/19/2013								61,533	58.365	58.55	799,566
	8/19/2013							32,554				1,900,014
Cohen	2/25/2013	—	401,730	803,460	—	14,197	28,394					796,736
	2/25/2013								44,009	56.120	55.64	554,940
	2/25/2013							7,099				398,396
Haydon	2/25/2013	—	423,750	847,500	—	14,197	28,394					796,736
	2/25/2013								44,009	56.120	55.64	554,940
	2/25/2013							7,099				398,396
Doherty	2/25/2013	—	364,000	728,000	—	14,197	28,394					796,736
	2/25/2013								44,009	56.120	55.64	554,940
	2/25/2013							7,099				398,396
Former Executive Officer
Hagemann (8)	2/25/2013	—	—	—	—	18,659	37,318					1,047,143
	2/25/2013								57,840	56.120	55.64	729,345
	2/25/2013							9,330				523,600

(1)

Represents the threshold, target, and maximum awards set for the 2013 SMIP. The actual amount of award paid is included in the “2013 Summary Compensation Table” on page 38 under the column titled “Non-Equity Incentive Plan Compensation.”

(2)

Represents threshold, target, and maximum awards for performance shares granted in 2013. The performance period for the performance shares granted during 2013 ends December 31, 2015. No dividends are payable on performance shares until, and then only to the extent that, the shares are earned and vested following the end of the performance period. For further discussion of the performance metrics see “Compensation Discussion and Analysis” beginning on page 18.

(3)	Represents the number of restricted share units granted in 2013.

(4)	Represents the number of stock options granted in 2013.

(5)	The exercise price is the average of the high and low sales price of the Company’s common stock on the grant date.

(6)	Represents the grant date fair market value of each award as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation—Stock Compensation.”

(7)

Mr. Guinan’s 2013 compensation included the a one-time sign-on award of RSUs, having a value of approximately $1,500,000, awarded to Mr. Guinan to induce him to join the Company and to compensate him for certain forfeitures incurred in connection with the termination of his employment with his prior employer. This award is included in the RSUs shown under the heading “All Other Stock Awards: Number of Shares of Stock or Units” (the balance of the award shown under the heading reflects the RSUs that Mr. Guinan received as part of his annual 2013 equity award). This one-time inducement award is not part of Mr. Guinan’s normal compensation and will not be repeated in 2014.

(8)

Mr. Hagemann did not receive a payment in respect of his 2013 non-equity incentive plan awards; such awards were superseded by his arrangements under the Executive Officer Severance Plan. See “2013 Potential Payments Upon Termination or Change of Control” beginning on page 47.

Narrative Disclosure to 2013 Summary Compensation Table and 2013 Grants of Plan-Based Awards Table

Please see “Compensation Discussion and Analysis,” beginning on page 18, for additional information regarding the material terms of targets noted in the 2013 Summary Compensation Table, and regarding the amount of salary and bonus in proportion to total compensation.

Key Terms of Equity Awards Granted in 2013. Each option generally has a term of ten years, subject to earlier expiration upon termination of employment. Options generally vest ratably over a three-year period, performance shares generally vest on February 28 of the year following the end of the three-year performance period and restricted share units generally vest 25%, 25% and 50% on the first, second and third anniversary, respectively, of the grant date. Dividend equivalents are payable on the RSUs in the same amounts, if any, as dividends are paid on the Company’s outstanding shares of common stock. We do not pay dividend equivalents on performance shares. After RSUs and performance shares have vested and settled by the delivery of shares of common stock, those shares receive dividends on the same basis as all other outstanding shares of the Company’s common stock

As discussed in “Compensation Discussion and Analysis—Executive Summary—Compensation Actions Taken During 2013” beginning on page 20, in August 2013, the Compensation Committee revised certain standard terms of our equity awards. Options, performance shares and RSUs granted to the named executive officers other than Mr. Guinan were awarded in February 2013. The awards to Mr. Guinan were approved in August 2013, after Mr. Guinan joined the Company.

The awards to the named executive officers other than Mr. Guinan provide for partial vesting for the year of termination of employment, except termination for cause, prorated based on the number of whole months served since the immediately preceding vesting date. The awards to Mr. Guinan, which were approved in August 2013 after Mr. Guinan joined the Company, do not provide for prorated vesting on termination of employment, except in case of involuntary termination without cause or as a result of a divestiture.

In addition, the awards to the named executive officers provide that in certain limited circumstances the named executive officer would, prior to the conclusion of the vesting period, immediately vest in any outstanding options, performance shares and RSUs that would have otherwise vested if the employee had remained employed for an additional twelve months. The awards to the named executive officers other than Mr. Guinan provide for such vesting upon a termination of employment by the Company that would entitle the employee to severance benefits. The awards to Mr. Guinan provide for such vesting upon a termination of employment by the Company other than for cause or as a result of a divestiture. All of the 2013 performance shares that vest in connection with termination of employment remain subject to the earn-out requirements based on Company performance during the performance period ending December 31, 2015.

All the options, performance shares and RSUs granted to the named executive officers in 2013 vest immediately under certain conditions such as a termination of employment by reason of death or disability. The awards to the named executive officers other than Mr. Guinan vest immediately upon a “change in control.” The awards to Mr. Guinan vest following a “change in control” only if, within two years after the change in control, Mr. Guinan’s employment is terminated by the Company without “cause” or by Mr. Guinan for “good reason” (definitions of these terms are provided under “2013 Potential Payments Upon Termination or Change of Control” at page 47 below), or if the surviving entity in the change in control does not agree to assume the awards or grant substitute awards that present similar economic opportunity. A “change in control” occurs if and when:

(i)	any person becomes the beneficial owner of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities; or

(ii)	a majority of the Company’s directors are not “continuing directors;” or

(iii)

the Company consummates any of the following transactions that are required to be approved by stockholders: (a) a transaction in which the Company ceases to be an independent publicly-owned corporation, (b) the sale or other disposition of all or substantially all of the Company’s assets or (c) a plan of partial or complete liquidation of the Company.

We maintain an Incentive Compensation Recoupment Policy (commonly known as a “clawback” policy). The recoupment policy covers all of our current and former executive officers, our principal accounting officer and any other employee who receives an equity award under our Employee Long- Term Incentive Plan. Under the policy, equity awards are subject to recoupment and recovery by the Company, including after the awards have been settled or paid, if a performance measure considered by the Compensation Committee in making the award is adjusted or restated in a manner that would have had the effect of reducing the size of the award when made. In addition, if a covered employee engaged in gross negligence or intentional misconduct that contributed to the award or payment of incentive compensation that is greater than would have been paid or awarded absent the misconduct, we may seek to recover the entire award or payment, or take other remedial and recovery action, as determined by the Compensation Committee. Thus, for example, if supervisory personnel were to engage in gross negligence or intentional misconduct, the policy would apply. See “Compensation Discussion and Analysis—Executive Compensation Philosophy and Components” beginning on page 22.

Shares issued upon exercise or settlement of awards are subject to the Company’s share ownership and retention guidelines. Under the guidelines, an officer’s ability to sell shares associated with equity awards is limited until the officer satisfies a minimum ownership position. Our executive officers are required to retain 75% of net shares received from vesting of RSUs and performance shares and from the exercise of options, until they achieve their minimum shareholding requirement. For our CEO, the minimum shareholding requirement is five times base salary; for our other NEOs, the minimum shareholding requirement is four times base salary. For other officers, the minimum shareholding requirement is two or three times base salary, depending on position. We determine the number of shares corresponding to these thresholds on April 1 of each year using the average annual price of our common stock during the preceding calendar year and the executive’s base salary as of the first business day in April. For purposes of determining whether an executive has met the minimum shareholding requirements, the executive is not given credit for any of the following:

•	RSU awards that have not vested and been settled;

•	Performance share awards that have not vested and been settled;

•	Restricted shares that have not vested; or

•	Shares subject to stock options.

In order to promote equity ownership and further align the interests of management with those of our stockholders, in 2013 we further amended and enhanced the senior management retention and ownership guidelines we originally adopted in 2005. For a discussion of the 2013 amendments and enhancements, see “Compensation Discussion and Analysis—Executive Share Retention Guidelines; Policies Regarding Hedging and Pledging” beginning on page 36.

Employment Agreement

Mr. Rusckowski entered into an employment letter agreement with the Company on April 9, 2012 in connection with his appointment as President and CEO. His employment agreement provides for:

•	an annual base salary of $1,050,000, subject to annual review by the Board (or a committee thereof).

•	participation in the SMIP, with a target amount of 130% of his annual base salary.

•	eligibility for annual long-term incentive awards.

•

participation in the employee benefit programs generally available to senior executives of the Company, including health insurance, life and disability insurance, the Employee Stock Purchase Plan, a 401(k) plan and a flexible spending plan.

•

Mr. Rusckowski is subject to the Company’s senior management share ownership and retention guidelines in effect from time to time regarding the acquisition and retention of shares of Company common stock. See “Compensation Discussion and Analysis—Executive Share Retention Guidelines; Policies Regarding Hedging and Pledging” beginning on page 36.

•	reimbursement for the cost of a personal driver for business purposes (including transportation between Mr. Rusckowski’s personal residence and the Company’s offices).

•

Mr. Rusckowski shall be a participant in the Executive Officer Severance Plan, as a Schedule A participant. In addition, pursuant to his employment agreement Mr. Rusckowski is entitled to treat as a “qualifying termination” under the Severance Plan a termination by him for “good reason” prior to a “change in control,” and his severance will include a pro rata bonus, based on actual performance, for his termination year. See “2013 Potential Payments Upon Termination or Change in Control” beginning on page 47.

Mr. Rusckowski’s employment agreement also provides that his performance- and incentive-based compensation is subject to clawback by the Company pursuant to any Company corporate governance guidelines or policies, each as may be in effect from time to time. In addition, Mr. Rusckowski has entered into the Company’s standard restrictive covenant agreement, which includes a covenant to not compete with the Company and not to solicit the Company’s employees or customers for a period of one year following the termination of his employment.

Mr. Rusckowski’s employment agreement has an initial term that expires on December 31, 2015. Either party may terminate the employment agreement at the end of the initial term upon six months’ notice to the other party. If neither party does so, the term of the agreement will automatically be extended for successive one-year periods until either party provides the other with six months’ notice of its intent to terminate the agreement at the end of the then current term.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table provides information regarding stock option and unvested stock awards held by each named executive officer at December 31, 2013.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Rusckowski	5/1/2012	56,200	112,400	58.18	5/1/2022
	5/1/2012					17,276	924,957
	5/1/2012					10,000	535,400
	5/1/2012							46,068	(3)	2,466,481
	2/25/2013		168,490	56.12	2/25/2023	27,176	1,455,003	54,352	(4)	2,910,006
Guinan	8/19/2013		61,533	58.37	8/19/2023	6,854	366,963	13,707	(4)	733,873
	8/19/2013					25,700	1,375,978
Cohen	5/13/2009	40,000		51.90	5/13/2019
	2/10/2010	40,000		55.65	2/10/2020
	2/15/2011	25,333	12,667	56.82	2/15/2021	6,130	328,200
	2/27/2012	13,680	27,360	57.61	2/27/2022	4,965	265,826	13,239	(3)	708,816
	2/25/2013		44,009	56.12	2/25/2023	7,099	380,080	14,197	(4)	760,107
Haydon	12/13/2012					8,000	428,320
	2/25/2013		44,009	56.12	2/25/2023	7,099	380,080	14,197	(4)	760,107
Doherty	8/16/2007	25,000		53.19	8/16/2014
	3/4/2008	23,667		47.49	3/4/2015
	2/11/2009	23,667		51.20	2/11/2019
	2/10/2010	23,667		55.65	2/10/2020
	2/15/2011	15,778	7,889	56.82	2/15/2021	3,818	204,416
	5/16/2011	6,111	3,056	57.35	5/16/2021	1,479	79,186
	2/27/2012	14,666	29,334	57.61	2/27/2022	5,323	284,993	14,194	(3)	759,947
	2/25/2013		44,009	56.12	2/25/2023	7,099	380,080	14,197	(4)	760,107
Former Executive Officer
Hagemann	2/15/2011	58,584		56.82	7/31/2014	9,449	505,899
	2/27/2012	49,945		57.61	7/31/2014	4,584	245,427	16,112	(3)	862,636
	2/25/2013					3,305	176,950	8,812	(4)	471,794

(1)

Each option generally vests in three equal installments on the first three anniversaries of the grant date, subject to earlier expiration following termination of employment. The consequences for 2013 awards of events such as a termination of employment by reason of death or disability are described under “Key Terms of Equity Awards Granted in 2013” above beginning on page 42. Awards made in earlier years generally have similar terms.

(2)

Represents RSUs awarded in 2013, 2012 and 2011. Except for 10,000 RSUs granted on May 1, 2012 to Mr. Rusckowski which vest on April 15, 2014, RSUs generally vest 25% on each of the first anniversary and second anniversary of the grant date and 50% on the third anniversary of the grant date. The consequences for 2013 awards of events such as a termination of employment by reason of death or disability are described under “Key Terms of Equity Awards Granted in 2013” above beginning on page 42. Awards made in earlier years generally have similar terms.

Earned performance shares awarded in 2011, with a performance period that began January 1, 2011 and ended on December 31, 2013 (in the case of Mr. Rusckowski, these performance shares were awarded on May 1, 2012) would also be included in this column. However, in February 2014, the award was cancelled without payment based on the Company’s failure to meet threshold performance during the performance period; consequently, the amounts reported in this column do not include any performance shares awarded in 2011. Mr. Guinan did not receive an award of these performance shares.

(3)

Represents target performance shares awarded in 2012. The performance period began on January 1, 2012 and ends on December 31, 2014. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period.

(4)

Represents target performance shares awarded in 2013. The performance period began on January 1, 2013 and ends on December 31, 2015. If the performance goals are met, awards are made in stock in the first quarter following the end of the performance period. Performance goals and calculation of performance awards are described in “Compensation Discussion and Analysis” beginning on page 18.

(5)	Represents fair market value of shares using the closing price on December 31, 2013 of $53.54.

2013 Option Exercises and Stock Vested Table

The following table provides information regarding exercises of stock options by each named executive officer who exercised options during 2013, including the number of shares of common stock acquired upon exercise and the aggregate amount realized by each on such exercise. The table also provides information regarding RSUs that vested and were paid during 2013 and performance share awards that were earned based on the performance period ending on December 31, 2012 and were determined and paid during 2013, including the number of shares awarded and the value realized as of January 31, 2013.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
Rusckowski			15,758	(1)	916,021	(1)
			3,359	(2)	194,654	(2)

			19,117	(3)	1,110,675	(3)
Guinan	0	0	0		0
Cohen			11,172	(1)	644,363	(1)
			4,233	(2)	245,302	(2)

			15,405	(3)	889,665	(3)
Haydon			8,000	(1)	433,200	(1)
			0	(2)	0	(2)

			8,000	(3)	433,200	(3)
Doherty	76,334	1,063,743	8,240	(1)	475,478	(1)
			2,505	(2)	145,165	(2)

			10,745	(3)	620,643	(3)
Former Executive Officer
Hagemann	397,316	4,607,823	17,172	(1)	990,510	(1)
			6,525	(2)	378,124	(2)

			23,697	(3)	1,368,634	(3)

(1)	RSUs that vested and were paid during 2013.

(2)	Performance share awards that were earned based on the performance period ending on December 31, 2012 and were determined and paid during 2013.

(3)	Total of (1) and (2).

2013 Pension Benefits

No named executive officer participates in a Company-sponsored tax-qualified defined benefit plan.

2013 Nonqualified Deferred Compensation Table

The following table provides information regarding participation by the named executive officers in the Supplemental Deferred Compensation Plan (“SDCP”), the Company’s plan that provides for the deferral of compensation on a basis that is not tax-qualified. All named executive officers are eligible to participate in the SDCP. Under the SDCP, participants may defer up to 50% of their regular salary in excess of the Internal Revenue Service limit on compensation eligible for a tax-qualified defined contribution plan. In addition, participants may defer up to 95% of their annual incentive compensation in excess of the Internal Revenue Service limit on compensation eligible for the tax-qualified defined contribution plan. The Company provides a 100% matching credit on amounts deferred up to a maximum of 5% of eligible cash compensation, and may, in its discretion, credit additional amounts to a participant’s account. The SDCP is a non-qualified plan under the Internal Revenue Code and does not provide for guaranteed returns on plan contributions. A participant’s deferrals, together with Company matching credits, are adjusted for earnings or losses measured by the rate of return on the notional investments available under the plan to which participants allocate their accounts. Participants may change investment elections, selecting from among investment options offered under the SDCP, on any business day. Distributions are made after termination of employment or on a date, selected by the participant, prior to the termination of employment.

Name	Executive Contributions in 2013 ($)(1)	Registrant Contributions in 2013 ($)(2)	Aggregate Earnings in 2013 ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/13 ($)(4)
Rusckowski	489,635	108,000	51,364	—	745,527
Guinan	6,346	6,346	290	—	12,982
Cohen	41,919	34,932	29,975	—	292,030
Haydon	0	0	—	—	—
Doherty	84,000	21,000	206,776	—	1,304,992
Former Executive Officer
Hagemann	306,595	23,248	430,022	—	5,871,279

(1)

Amounts deferred under the SDCP at the election of the named executive officer. These amounts are included in the “2013 Summary Compensation Table” on page 38 in 2013 salary, 2013 bonus and 2013 non-equity incentive plan compensation (payable in 2013).

(2)	Company matching credits to the SDCP. These amounts are included in the column “All Other Compensation” in the “2013 Summary Compensation Table” on page 38.

(3)	Earnings (losses) on SDCP accounts. These earnings (losses) are not required to be reported as compensation in the “2013 Summary Compensation Table.”

(4)

All amounts contributed by a named executive officer and by the Company in prior years have been reported in the summary compensation table in our previously filed proxy statements in the year earned, to the extent that the executive was named in such proxy statement and the amounts were so required to be reported in such tables.

2013 Potential Payments Upon Termination or Change in Control

During 2013, the Severance Plan covered all named executive officers. The Severance Plan provides severance benefits in connection with a “qualifying termination,” which is defined to mean a termination of employment: (1) prior to a “change in control,” by the Company other than for “cause;” and (2) after a “change in control,” by the Company other than for “cause” or by the executive officer for “good reason.”

Unless the “qualifying termination” occurs in connection with a “change in control,” the severance benefit for Schedule A participants in the Severance Plan generally is a lump sum equal to two times the executive officer’s annual base salary at the annual rate in effect on the date of termination of employment plus two times the annual award of variable compensation at the most recent target level. For Schedule B participants, the severance benefit multiplier is one times, rather than two times, annual base salary plus the annual target award of variable compensation. Mr. Rusckowski is a Schedule A participant in the Severance Plan, and each of Dr. Cohen, Ms. Doherty and Mr. Guinan is, and Mr. Haydon was throughout 2013 and until his transition to a new position with the Company in February 2014, a Schedule B participant in the Severance Plan. Mr. Hagemann was a Schedule A participant.

The executive officer and eligible dependents would also be entitled to coverage under the Company’s group medical and life insurance benefit programs on the same terms the Company provides to similarly situated executives for up to 18 months (in the case of Schedule A participants) or up to 12 months (in the case of Schedule B participants) following termination of employment. In addition, the executive officer is entitled to receive outplacement assistance for one year and a lump sum payment equal to the amount of any matching contributions or credits made by the Company to the Company’s tax-qualified defined contribution plan and the SDCP on behalf of the executive officer during the year preceding termination.

Executive officers are not entitled to cash severance benefits on a “change in control.” However, the cash payments due on an involuntary termination by the Company without “cause” or by the named executive officer for “good reason” are increased if the termination occurs in connection with a “change in control.” If the “qualifying termination” occurs during the 24-month period following a “change in control,” or under certain conditions during the 6-month period prior to a “change in control” in anticipation thereof, the severance benefit for Schedule A participants in the Severance Plan will be a lump sum equal to three times the executive officer’s annual base salary and three times the annual award of variable compensation at the most recent target level. For Schedule B participants, the multiplier is two times, rather than three times, the relevant amount. In addition, the executive officer would receive a prorated lump sum payment based on the target incentive award for the year of termination. There is no enhancement to the medical and life insurance coverage and tax-qualified defined contribution plan and SDCP benefits described above for terminations not in connection with a “change in control.” For the treatment of stock options, restricted shares, RSUs and performance share grants upon an executive officer’s termination of employment with rights to receive severance or on a change in control, see “Key Terms of Equity Awards Granted in 2013” beginning on page 42.

The Severance Plan uses the following defined terms:

•

“Cause” means the executive officer’s (1) willful and continued failure to perform duties, (2) willfully engaging in illegal conduct or gross misconduct, (3) engaging in conduct or misconduct that materially harms the reputation or financial position of the Company, (4) obstruction or failure to cooperate with any investigations, (5) commission of a felony, or (6) being found liable in any SEC or other civil or criminal securities law action.

•

“Good reason” generally includes (1) any material adverse changes in the duties, responsibilities or status of the executive officer, (2) a material reduction in base salary or annual performance incentive target or equity incentive compensation target opportunities, (3) relocation more than 50 miles from the executive officer’s original location and which increases the executive officer’s commute by more than 50 miles, (4) the Company’s failure to continue any significant compensation and benefit plans or (5) the Company’s failure to obtain the assumption of the Company’s obligations from any successor.

“Change in control” is defined for purposes of the Severance Plan in a manner that is substantially identical to the definition used for purposes of our equity awards (see “Key Terms of Equity Awards Granted in 2013” beginning on page 42).

Under the Severance Plan, the named executive officers are not entitled to any severance benefits on a voluntary termination unless the voluntary termination is in connection with a “change in control” and is for “good reason.” However, in addition to his benefits under the Severance Plan, Mr. Rusckowski is entitled, pursuant to his employment agreement, to treat as a “qualifying termination” under the Severance Plan a termination by him for “good reason” prior to a “change in control,” and his severance will include a pro rata bonus, based on actual performance, for his termination year.

In connection with his departure on July 31, 2013, the Company and Mr. Hagemann entered a consulting agreement (the “Consulting Agreement”) pursuant to which Mr. Hagemann agreed to provide consulting services to the Company until February 28, 2014 and further agreed not to provide services to any person or entity that competes with the Company for six months following the termination of the Consulting Agreement. The Company paid Mr. Hagemann $633,035 for his services under the Consulting Agreement.

The following table provides information regarding the potential payments that would become payable to each named executive officer listed below on an involuntary termination not for “cause” and not in connection with a “change in control,” except that, with respect to Mr. Hagemann, the table provides information concerning the payments to which Mr. Hagemann became entitled upon his departure from the Company on July 31, 2013. Except with respect to Mr. Hagemann, the table assumes a December 31, 2013 termination date. For Mr. Hagemann, the table reflects his actual departure date of July 31, 2013. In calculating the value of accelerated vesting of equity awards, the table assumes the closing price of the Company’s common stock as of December 31, 2013, which was $53.54.

Name	Cash Compensation ($)(1)		Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Performance Shares ($)(3)	Accelerated Vesting of RSUs ($)(4)	Benefits ($)(5)	Total ($)
Rusckowski (6)	4,830,000		—	1,792,198	1,074,992	190,000	7,887,190
Guinan	1,045,000		—	326,166	580,936	40,000	1,992,102
Cohen	975,630		—	489,677	312,165	100,000	1,877,472
Haydon	988,750		—	253,405	309,180	40,000	1,591,335
Doherty	884,000		—	506,756	336,222	80,000	1,806,978
Former Executive Officer
Hagemann	2,803,443	(7)	—	2,346,230	928,277	39,899	6,117,848

(1)

Represents two times or one times (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary plus the target annual incentive, payable at the same time annual incentives are ordinarily paid to similarly situated executives.

(2)

Represents the value of accelerated “in the money” stock options that would have vested if the executive had remained employed through December 31, 2014 or, in the case of Mr. Hagemann, July 31, 2014 (such date being the first anniversary of the executive’s assumed termination date of December 31, 2013 or, in the case of Mr. Hagemann, his actual departure date of July 31, 2013), excluding options that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits

(3)

Represents the value of accelerated performance shares that would have vested if the executive had remained employed through December 31, 2014 (or, in the case of Mr. Hagemann, July 31, 2014), excluding performance shares that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Performance shares for the performance period ended December 31, 2013 are based on shares actually earned; performance shares for performance periods ending subsequent to December 31, 2013 are based on target.

(4)

Represents the value of accelerated RSUs that would have vested if the executive had remained employed through December 31, 2014 (or, in the case of Mr. Hagemann, July 31, 2014), excluding RSUs that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits.

(5)

Includes the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives. Also includes estimated cost of outplacement services for one year and an amount, payable in a lump sum, equal to any matching contributions or credits made by the Company on behalf of the participant to the tax-qualified defined contribution plan and the SDCP during the year preceding the date of termination.

(6)	Amounts shown would be payable to Mr. Rusckowski pursuant to his employment agreement if he terminates employment for “good reason” prior to a “change in control.”

(7)	Includes $633,035 payable to Mr. Hagemann under the Consulting Agreement.

The following table provides information regarding the potential payments that would become payable to each named executive officer listed below on a termination for “good reason” or an involuntary termination not for “cause” in connection with a “change in control.” The table assumes a December 31, 2013 termination date and assumes the closing price of the Company’s common stock as of December 31, 2013, which was $53.54.

Name	Cash Compensation ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Performance Shares ($)(3)	Accelerated Vesting of RSUs ($)(4)	Benefits ($)(5)	Total ($)(6)
Rusckowski	7,245,000	—	3,266,475	2,120,104	190,000	12,821,579
Guinan	2,090,000	—	652,331	1,597,741	40,000	4,380,072
Cohen	1,951,260	—	824,677	547,687	100,000	3,423,624
Haydon	1,977,500	—	548,999	515,108	40,000	3,081,607
Doherty	1,768,000	—	844,540	573,882	80,000	3,266,422

(1)

Represents three times or two times (depending on whether the executive is a Schedule A or Schedule B participant in the Severance Plan) the sum of base salary and target annual incentive. Excludes annual incentive compensation payable in respect of 2013 but unpaid as of December 31, 2013 (the amount of the annual incentive compensation for 2013 is set forth in the “2013 Summary Compensation Table” beginning on page 38).

(2)

Represents the value of accelerated “in the money” stock options, excluding options that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits. All outstanding stock options, except those held by Mr. Guinan, vest upon a “change in control.”

(3)

Represents the value of accelerated performance shares, excluding performance shares that would have been vested as a result of monthly proration on a voluntary termination without any right to severance benefits. Performance shares for the performance period ended December 31, 2013 are based on shares actually earned. Performance shares for performance periods ending after December 31, 2013 represent the greater of (i) the number of shares that would be earned based on Company performance through December 31, 2013 and (ii) the target number of performance shares. Performance share awards, except those held by Mr. Guinan, cease to be subject to a service-based vesting requirement upon a “change in control.”

(4)

Represents the value of accelerated RSUs, excluding RSUs that would have vested as a result of monthly proration on a voluntary termination without any right to severance benefits. All outstanding RSU awards, except those held by Mr. Guinan, vest upon a “change in control.”

(5)

Includes the cost of group medical and life insurance coverage to the participant to the same extent as the Company pays for such coverage for similarly situated executives. Also includes estimated cost of outplacement services for one year and an amount, payable in a lump sum, equal to any matching contributions made by the Company on behalf of the participant to the tax-qualified defined contribution plan and the SDCP during the year preceding the date of termination.

(6)

Amounts payable under the Severance Plan upon termination of employment following a change in control are subject to reduction (“cutback”) to eliminate any loss of deduction for the Company, and any imposition of excise tax on the executive, pursuant to Sections 280G and 4999 of the Internal Revenue Code, respectively. The cutback would reduce severance and other benefits to the maximum amount that could be paid without exceeding the Section 280G threshold and will apply if the net after-tax amount received by the executive exceeds the net after-tax amount the executive would receive if the full benefits were paid and the excise tax imposed. Amounts shown in the table do not reflect the impact of the potential cutback.

If the employment of a named executive officer (other than Mr. Hagemann, whose benefits are described at page 49) had terminated by reason of death or disability on December 31, 2013, the executive would have been entitled to accelerated vesting of stock options and RSUs in the same amounts shown in the foregoing table, and would have been entitled to accelerated vesting of performance shares in an amount less than that shown in the table.

The named executive officers are not entitled to any benefits upon death or disability beyond what is available to other exempt employees. In the case of any termination (other than for termination for cause), named executive officers are entitled to exercise vested stock options and to receive vested and earned RSUs and performance shares. For the consequences of termination of employment on vesting of equity awards, see “Key Terms of Equity Awards Granted in 2013” beginning on page 42; equity awards made in prior years generally have similar terms. In addition, on any termination, each named executive officer is entitled to receive benefits available generally to exempt employees, such as distributions under a tax-qualified defined contribution plan and SDCP. For the account balances of each named executive officer under the SDCP, see “2013 Nonqualified Deferred Compensation Table” beginning on page 47.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company believes that all required reports have been timely filed since January 1, 2013 under the SEC’s rules for reporting transactions by executive officers, directors and persons who own more than 10% of our common stock.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013 about our common stock that may be issued upon the exercise of options, warrants and rights under the Company’s existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted- average exercise price of outstanding options, warrants and rights ($) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders
Employee Long Term Incentive Plan (1)	10,145,987	(5)	$54.65	9,386,685	(6)
Long-term Incentive Plan for Non-Employee Directors (2)	524,823		$52.52	126,608
Employee Stock Purchase Plan	—		N/A	1,716,997	(7)
Equity compensation plans not approved by security holders (3)	—		N/A	—

Total (4)	10,670,810		$54.49	11,230,290

(1)

Awards under this plan may consist of stock options, performance shares to be settled by the delivery of shares of common stock (or the value thereof), stock appreciation rights, restricted shares and restricted share units to be settled by the delivery of shares of common stock (or the value thereof). As of December 31, 2013, a maximum of 3,542,145 shares were available under the plan for future awards of performance shares, restricted shares or restricted share units (assuming that performance shares for performance periods ending after December 31, 2013 are earned at maximum rather than the target amount).

(2)	Awards under this plan may consist of stock options or stock awards (which may consist of shares or the right to receive shares, or the value thereof, in the future).

(3)

The table does not include 14,538 shares of common stock that were issued to the trust for the SDCP prior to May 2004 that may be distributed to participants under the SDCP. While the SDCP does not provide a stock fund as a current notional investment option, the plan includes a stock investment fund option that was frozen effective April 1, 2004. In addition, prior to January 1, 2003, Company matching credits under the SDCP were credited to participant accounts in the form of shares of common stock. Participants are no longer allowed to notionally invest in additional shares of common stock under the SDCP.

(4)

Does not include options to purchase an aggregate of 47,264 shares, at a weighted average exercise price of $16.73, granted under a plan assumed in connection with the Company’s acquisition of AmeriPath Group Holdings, Inc. No additional options may be granted under this plan.

(5)

Includes 1,093,921 restricted share units and 3,327,462 performance shares (assumes that performance shares for the performance period ended December 31, 2013 were cancelled and that performance shares for periods ending subsequent to December 31, 2013 are earned at the maximum rather than the target amount).

(6)

Assumes that performance shares for the performance period ended December 31, 2013 were cancelled and that performance shares for performance periods ending subsequent to December 31, 2013 are earned at the maximum rather than the target amount.

(7)	After giving effect to shares issued in January 2014 for the December 2013 payroll under the Employee Stock Purchase Plan.

ADDITIONAL MATTERS TO BE CONSIDERED
AT THE ANNUAL MEETING

Proposal No. 2—Ratification of Appointment of the Company’s Independent Registered Public Accounting Firm

The Audit and Finance Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s consolidated financial statements. The Audit and Finance Committee has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for 2014 and presents this appointment to the stockholders for ratification. PricewaterhouseCoopers LLP, or one of its predecessor firms, has been retained as the Company’s independent registered public accounting firm continuously since 1996.

The Audit and Finance Committee is responsible for approving the audit fee of the independent registered public accounting firm. In order to assure continuing auditor independence, the Audit and Finance Committee periodically considers whether there should be regular rotation of the independent registered public accounting firm. Further, in conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit and Finance Committee and its chair are directly involved in the selection of the new lead engagement partner. The Audit and Finance Committee believes that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm is in the best interest of the Company and its stockholders.

If the appointment of PricewaterhouseCoopers LLP is not ratified, the Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Committee may select a different independent registered public accounting firm at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit and Finance Committee has established policies and procedures to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the annual audit, management submits to the Committee for approval a schedule of all proposed services expected to be rendered during the year for audit, audit-related, tax and all other services. The Committee pre-approves the services by category, with specific dollar value limits for each category. During the year, if it becomes desirable to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, such services will be presented to the Committee for approval. The Committee also has delegated to its chair the authority to pre-approve services, subject to certain dollar limitations. Pre-approvals by the Committee chair are communicated to the Committee at its next scheduled meeting.

Fees and Services of PricewaterhouseCoopers LLP

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the years ended December 31, 2013 and 2012 were:

	2013 ($)	2012 ($)
Audit Fees	3,507,413	3,218,598
Audit Related Fees	25,070	181,431
Tax Fees	770,715	566,770
All Other Fees	3,852	275,675

Total Fees	4,307,050	4,242,474

Audit Fees were for services including professional services rendered for the audits of the Company’s consolidated financial statements; statutory audits and subsidiary audits; issuance of comfort letters related to financing transactions; assistance with review of documents filed with the SEC; and professional services rendered for the audit of the Company’s internal control over financial reporting.

Audit Related Fees were for due diligence related to mergers and acquisitions and assurance services related to employee benefit plans.

Tax Fees were for services related to tax compliance, including preparation of tax returns and claims for refunds. Tax compliance services are primarily for non-U.S. tax matters. Tax Fees also include services related to tax planning and tax advice, including assistance with and representation before U.S. and certain non-U.S. tax authorities, of $687,981 and $513,239 in 2013 and 2012, respectively. None of these fees related to tax planning for any of the Company’s directors or executive officers.

All Other Fees were for non-tax related advisory and consulting services, and software licenses related to access to on-line technical accounting and reporting resource materials.

Report of The Audit and Finance Committee

The primary purpose of the Audit and Finance Committee of the Board of Directors is (1) to assist in the Board’s oversight of (a) the quality and integrity of the Company’s financial statements and related disclosures, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent registered public accounting firm’s qualifications and independence, and (d) the performance of the Company’s internal audit function and independent registered public accounting firm, and (2) to provide advice to the Board on financing activities and other financial matters. The

Board of Directors has adopted a written charter setting out the Committee’s functions. The charter is available at www.QuestDiagnostics.com/governance.

The Audit and Finance Committee meets with management periodically to consider the adequacy of the Company’s internal control over financial reporting and the objectivity of its financial reporting. The Committee also regularly meets privately with the Company’s independent registered public accounting firm and with the appropriate Company personnel and internal auditors to discuss these matters. The Company’s internal auditors and independent registered public accounting firm have unrestricted access to the Committee. In addition, as part of the Committee’s finance activities, the Committee reviews the Company’s financing plans and other significant financial policies and actions, and makes recommendations to the Board to approve certain actions. The Committee also appoints the independent registered public accounting firm and periodically reviews the firm’s performance and independence from management and pre-approves all audit and non-audit services, if any, provided by the independent registered public accounting firm.

Management is responsible for the Company’s financial statements and the overall reporting process, including the effectiveness of the Company’s system of internal control over financial reporting. Management also is responsible for maintaining the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.

The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America and discusses with the Committee any issues they believe should be raised. The independent registered public accounting firm also annually audits the effectiveness of internal control over financial reporting. In the performance of its oversight role, the Committee reviewed the Company’s audited financial statements and met with both management and PricewaterhouseCoopers LLP, the independent registered public accounting firm, to discuss those financial statements. The members of the Committee are not full-time Company employees and are not, and do not represent to be, performing the functions of auditors or accountants. Management represented to the Committee that the financial statements were prepared in accordance with generally accepted accounting principles.

Management completed its documentation, testing and evaluation of the adequacy of the Company’s system of internal control over financial reporting as of December 31, 2013, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and its related rules and regulations. The Committee was apprised of the progress of the evaluation by both management and PricewaterhouseCoopers LLP, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the Committee its report on the effectiveness of the Company’s internal control over financial reporting.

The Committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Securities and Exchange Commission, the New York Stock Exchange, and Auditing Standard No. 16—Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Committee has received from and discussed with PricewaterhouseCoopers LLP the written disclosure and the letter required by Public Company Accounting Oversight Board rules, and has discussed the independence of PricewaterhouseCoopers LLP from the Company with PricewaterhouseCoopers LLP. In addition, the Committee reviewed all services provided by PricewaterhouseCoopers LLP to the Company, and the corresponding fees, in considering whether non-audit services were compatible with maintaining PricewaterhouseCoopers LLP’s independence from the Company and concluded that the non-audit services provided by PricewaterhouseCoopers LLP were compatible with maintaining the independence of PricewaterhouseCoopers LLP.

Based on these reviews and discussions, the Committee recommended to the Board of Directors, and the Board has approved, the inclusion of Quest Diagnostics’ audited financial statements for the fiscal year ended December 31, 2013 in the Company’s Annual Report on Form

10-K. We also appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ended December 31, 2014 and are presenting the appointment to the stockholders for ratification.

Audit and Finance Committee Members

Gary M. Pfeiffer, Chairman
John C. Baldwin, M.D.
Jenne K. Britell, Ph.D.
Timothy L. Main
Daniel C. Stanzione, Ph.D.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Proposal No. 3—Amending Quest Diagnostics’ Certificate of Incorporation to Remove Supermajority Voting Provisions

At the Company’s 2013 annual meeting of stockholders, the Company’s stockholders had an opportunity to vote on a stockholder proposal that suggested removal of the supermajority voting requirements from the Company’s Certificate of Incorporation and bylaws. The Board was interested in the views of the stockholders regarding the proposal, so it recommended that stockholders vote on the proposal, but did not provide a recommendation as to whether stockholders should vote for or against the proposal. A substantial majority of the Company’s stockholders voted in favor of the proposal.

As noted in the Company’s proxy statement for the 2013 annual meeting, there are no supermajority voting requirements in the Company’s bylaws. Currently, the Company’s Certificate of Incorporation only requires a supermajority vote for the following matters, and in the following circumstances: (i) Paragraph 6 requires the approval of at least 80% of the outstanding common stock of the Company for certain business combinations (such as a merger or sale of assets with a market value of at least $20 million) with a holder of 10% or more of the common stock of the Company, but only if either (a) such a transaction is not approved by a majority of the “continuing directors” (essentially, those directors not affiliated with the stockholder in question) or (b) the form of consideration, price and procedural requirements set forth in the Certificate of Incorporation are not met; and (ii) Paragraph 12 requires the approval of at least 80% of the outstanding common stock of the Company to amend, repeal or adopt provisions inconsistent with the following provisions: (a) Paragraph 5 (directors), (b) Paragraph 6 (business combinations, discussed above), (c) Paragraph 7 (special stockholder meetings), (d) Paragraph 8 (action by unanimous written consent), and (d) Paragraph 12 itself, except, in each case, if such action is approved by at least two-thirds of the entire Board and a majority of the “continuing directors.”

The Board is familiar with the discussions regarding supermajority voting requirements, and understands both sides of the argument. In light of the voting results on the stockholder proposal at the Company’s 2013 annual meeting of stockholders, the Board carefully reconsidered the advantages and disadvantages of maintaining the supermajority voting provisions. After this review, and after considering the recommendation of the Board’s Governance Committee, the Board determined that it is advisable to remove the supermajority voting provisions from the Company’s Certificate of Incorporation, as described below, and to recommend to the stockholders at the annual meeting to approve amendments to Paragraph 6 and Paragraph 12 of the Company’s Certificate of Incorporation to remove such provisions.

The proposed amendments to our Certificate of Incorporation are as follows:

•	the text of Paragraph 6 (business combinations) will be deleted in its entirety and replaced with “Reserved.”; and

•	the text of Paragraph 12 will be amended as reflected in the marked text set forth below:

12. Amendment or Repeal. ~~The~~ In addition to any other vote required by law or this Certificate of Incorporation (including any Certificate of Designation relating to a series of

Preferred Stock), the affirmative vote of the holders of record of outstanding shares of capital stock of the Corporation representing at least ~~eighty percent (80%)~~ a majority of the voting power of all the outstanding ~~Voting Stock~~ shares of capital stock of the Corporation shall be required to amend, alter or repeal, or adopt any provision ~~or provisions inconsistent with, any provision of Paragraphs 5, 6, 7 and 8 and this Paragraph 12; provided, however, that this Paragraph 12 shall not apply to, and such eighty percent (80%) vote shall not be required for, any amendment, alteration, repeal or adoption of any inconsistent provision or provisions, declared advisable by the Board of Directors by the affirmative vote of two-thirds of the entire Board of Directors and a majority of the Continuing Directors.~~ of this Restated Certificate of Incorporation.

Approval of these amendments to the Certificate of Incorporation will require the affirmative vote of the holders of a majority of the outstanding common stock of the Company. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (or such later date stated therein), which the Company would file promptly after the annual meeting. If the amendment is not approved, the supermajority provisions will remain in the Certificate of Incorporation.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SUBMITTED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Proposal No. 4—Amending Quest Diagnostics’ Certificate of Incorporation to Permit Stockholders to Cause the Company to Call Special Meetings

Currently, Paragraph 7 of the Company’s Certificate of Incorporation specifies that only the Board of Directors may call a special meeting of stockholders. The Board is requesting that stockholders approve an amendment to our Certificate of Incorporation that would permit a stockholder or group of stockholders owning at least twenty-five percent (25%) in the aggregate of the Company’s outstanding common stock, and who have held that amount in a “net long position” continuously for at least one year, to cause (in accordance with and subject to the bylaws) the Company to call a special meeting of stockholders. A stockholder’s “net long position” is generally the amount of shares of the Company’s common stock in which the stockholder holds a positive (also known as “long”) economic interest, reduced by the amount of such shares in which the stockholder holds a negative (also known as “short”) economic interest.

The Board is committed to good corporate governance and has determined that permitting stockholders to call a special meeting in accordance with the parameters described in the proposal is in the best interests of the Company. Stockholders are already permitted to bring business before stockholders each year at the annual meeting in accordance with the Company’s bylaws and the rules of the SEC. However, the Board recognizes that extraordinary circumstances may arise where, in the interests of the Company and its stockholders, an item of business may be best addressed prior to the next annual meeting and that stockholders should have some ability to make such a determination. In its deliberations regarding this proposal, the Board balanced the benefits of permitting stockholders to call special meetings against the significant costs involved in holding a meeting of stockholders. An unfettered right of stockholders to call a special meeting would be contrary to the interests of the Company and its stockholders as a whole since a stockholder with a single share could force the Company to call a special meeting in order to address a pet grievance not shared by other stockholders and thereby cause the Company to incur substantial expense and potentially divert the attention of management and the Board of Directors with no attendant benefits. By setting the threshold percentage at 25% and further requiring stockholders requesting a special meeting to have held their shares in a “net long position” for at least one year, the Board believes it has mitigated the risk of “nuisance” special meeting requests that do not advance the interests of the Company and its stockholders generally, while still providing a meaningful right that will enable stockholders with a true economic and non-transitory interest in the Company to address significant concerns prior to the next annual meeting.

Accordingly, the Board has determined that the proposed amendment to our Certificate of Incorporation is advisable and to recommend to the stockholders at the annual meeting to approve the amendment. The proposed amendment amends Paragraph 7 of our Certificate of Incorporation as set forth below:

7. Special Stockholder Meetings. Except as otherwise required by law, special meetings of the stockholders ~~may be called only by the Board of Directors.~~ shall be called only by (a) the Board of Directors or (b) the Secretary, but only if a stockholder or group of stockholders owning at least twenty-five percent (25%) in the aggregate of the Common Stock issued, outstanding and entitled to vote, and who have held that amount in a net long position continuously for at least one year, so request in writing in accordance with, and subject to, all applicable provisions of the Bylaws (such request, a “Stockholder Meeting Request”). Any disposition by a requesting party after the date of the Stockholder Meeting Request of any shares of Common Stock shall be deemed a revocation of the Stockholder Meeting Request with respect to such shares.

For the purposes of this Paragraph 7, “net long position” shall be determined with respect to each stockholder requesting a special meeting and each beneficial owner who is directing a stockholder to act on such owner’s behalf (each stockholder and owner, a “requesting party”) in accordance with the definition thereof set forth in Rule 14e-4 under the Securities Exchange Act of 1934, as amended from time to time, provided that (x) for purposes of such definition, in determining such requesting party’s “short position,” the reference in Rule 14e-4 to “the date that a tender offer is first publicly announced or otherwise made known by the bidder to holders of the security to be acquired” shall be the record date fixed in accordance with the Bylaws to determine the stockholders entitled to deliver a written request for a special meeting, and the reference to the “highest tender offer price or stated amount of the consideration offered for the subject security” shall refer to the closing sales price of the Common Stock on the New York Stock Exchange (or such other securities exchange designated by the Board of Directors if the Common Stock is not listed for trading on the New York Stock Exchange) on such record date (or, if such date is not a trading day, the next succeeding trading day) and (y) the net long position of such requesting party shall be reduced by the number of shares as to which the Board of Directors determines that such requesting party does not, or will not, have the right to vote or direct the vote at the special meeting or as to which the Board of Directors determines that such requesting party has entered into any derivative or other agreement, arrangement or understanding that hedges or transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership of such shares.

Approval of this amendment to the Certificate of Incorporation requires the affirmative vote of the holders of a majority of the outstanding common stock of the Company. If approved, this proposal will become effective upon the filing of a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware (or such later date stated therein), which the Company would file promptly after the annual meeting.

If the proposed amendment is adopted and becomes effective, the Board of Directors will consider amendments to our Amended and Restated By-Laws to adopt procedural provisions, including notice and timing restrictions to prevent duplicative and unnecessary meetings, relating to the stockholders’ right to call special meetings.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SUBMITTED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

Proposal No. 5—Advisory Resolution to Approve Executive Compensation

Section 14A of the Securities Exchange Act entitles stockholders to vote to approve or not approve, on an advisory or non-binding basis, our executive officer compensation as disclosed in the Compensation Discussion and Analysis and accompanying executive compensation tables and narrative in this proxy statement. We are asking stockholders to approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and

Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related narrative disclosure, is hereby APPROVED.

Pay for Performance

As discussed in “Compensation Discussion and Analysis” beginning on page 18, the Company’s executive compensation program is designed to pay for performance, to align the interests of our executive officers with the interest of our stockholders, to support the Company’s long and short term business goals and to promote the Company’s profitable growth. The Compensation Discussion and Analysis describes in detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. Building on the strong foundation of the Company’s executive compensation program and its track record of listening to the concerns of its stockholders, the Company took additional steps in 2013 to bolster the alignment of its executive compensation program with the interests of stockholders. Our executive compensation structure and levels in 2013 clearly demonstrates our commitment to aligning pay and performance.

Best Practices

Our program reflects many best practices.

•	We do not provide tax gross ups for executives, except for those available to all employees generally (including with respect to relocation expenses).

•	No executive has a supplemental executive retirement plan.

•	We maintain an Incentive Compensation Recoupment Policy (commonly known as a “clawback” policy).

•

Our directors and executive officers are prohibited from entering into transactions that result in a financial benefit if our stock price declines, or any hedging transaction involving our stock, including but not limited to the use of financial derivatives (such as puts and calls), short sales or any similar transactions.

•	Our directors and executive officers are prohibited from holding Company securities in margin accounts or pledging Company securities as collateral for loans or other obligations.

•

The Compensation Committee’s compensation consultant, Pay Governance, is independent, is retained directly by the Compensation Committee and performs no other consulting or other services for the Company.

•	Our equity compensation plan prohibits the repricing of equity awards without stockholder approval.

•	We maintain an investor outreach program that enables us to obtain feedback regarding our executive compensation program and our disclosure regarding the program.

Advisory Vote

This vote is advisory. We conduct an advisory vote to approve executive officer compensation annually; the next stockholder advisory vote to approve executive compensation will take place at the Company’s 2015 annual meeting. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the executive compensation policies and practices described in this proxy statement. The Board and the Compensation Committee value the opinions of the Company’s stockholders and will take into account the outcome of the vote, in conjunction with such other factors as the Board and the Compensation Committee consider appropriate, in connection with the Company’s executive compensation program.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR THIS PROPOSAL UNLESS OTHERWISE INSTRUCTED.

FREQUENTLY ASKED QUESTIONS

1. Who can vote at the annual meeting?

Holders of our common stock as of the close of business on the record date will be entitled to vote at the annual meeting and at any adjournment or postponement of the annual meeting. March 24, 2014 is the record date.

2. How many votes can be cast by all stockholders?

On the record date, there were 144,262,910 shares of our common stock outstanding, each of which is entitled to one vote for each matter to be voted on at the annual meeting.

3. How many votes must be present to hold the annual meeting?

We need a majority of the votes that may be cast at the annual meeting, present in person or represented by proxy, to hold the annual meeting. We urge you to submit a proxy even if you plan to attend the annual meeting. That will help us to know as soon as possible that sufficient shares will be present to hold the annual meeting.

4. How do I vote?

If you are a holder of record (that is, you hold your shares in your name with the Company’s transfer agent), you may cause your shares to be voted by submitting your proxy via the Internet, mail or telephone or by attending the annual meeting and voting in person. The directions for telephone and Internet proxy submission are on your proxy card. If you choose to submit your proxy on the Internet, go to www.cesvote.com. If you choose to submit your proxy by mail, simply mark, sign and date your proxy card and return it in the enclosed postage pre-paid envelope. You can also submit your proxy by calling 1-888-693-8683. If you return a signed proxy card without indicating your vote, your shares will be voted according to the Board’s recommendations.

If you hold your shares in street name (that is, through a broker, bank or other holder of record), please follow the voting instructions forwarded to you by your bank, broker or other holder of record. If you want to vote in person at the annual meeting, you must obtain a legal proxy from your broker, bank or other holder of record authorizing you to vote and bring the proxy to the annual meeting.

To reduce our administrative and postage costs, we ask that you submit a proxy through the Internet or by telephone, both of which are available 24 hours a day.

5. How many votes will be required to elect directors?

Each director will be elected by a majority of votes cast with respect to such director. A “majority of votes cast” means that the number of votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee. Under Delaware law, if the director is not elected at the annual meeting, the director will continue to serve on the Board as a “holdover” director. As required by the Company’s by-laws, each director nominee has submitted an irrevocable letter of resignation as director that becomes effective if he or she is not elected by the stockholders and the Board accepts the resignation. If a director is not elected, the Governance Committee will consider the director’s resignation and recommend to the Board whether to accept or reject the resignation or take other action. The Board will decide whether to accept or reject the resignation or take other action and publicly disclose its decision and, if it rejects the resignation, the rationale behind the decision, within 120 days after the election results are certified.

6. How many votes will be required to adopt the other proposals?

Approval of each proposed amendment to the Certificate of Incorporation requires the affirmative vote of at least a majority of the shares of our common stock outstanding on the record date. The ratification of the appointment of PricewaterhouseCoopers require the affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. The approval of the advisory resolution to approve executive compensation requires the affirmative vote of a majority of votes cast with respect to such proposal. A “majority of votes cast”

means that the number of votes cast “for” a proposal exceeds the number of votes cast “against” that proposal.

7. Can I change or revoke my proxy?

Yes. You may revoke your proxy before your shares are voted by:

•	submitting a later dated proxy, including by telephone or the Internet, that is received no later than the conclusion of voting at the annual meeting;

•

delivering a written revocation notice to William J. O’Shaughnessy, Jr., Corporate Secretary, Quest Diagnostics Incorporated, Three Giralda Farms, Madison, New Jersey 07940 that is received no later than the conclusion of voting at the annual meeting; or

•	voting in person at the annual meeting.

8. What if I vote to abstain?

Shares voting “abstain” on the ratification of the appointment of PricewaterhouseCoopers and either proposed amendment to the Certificate of Incorporation will be counted as present for purposes of that proposal and will have the effect of a vote against the proposal. Shares voting “abstain” for any nominee for director and the advisory vote to approve executive compensation will be excluded entirely from the vote and will have no effect on the election of that nominee or matter, as the case may be.

9. What happens if I do not vote?

If you are a record holder and do not vote your shares or submit a proxy with respect to your shares, your shares will not be voted.

If you hold your shares in street name, you must cast your vote if you want your shares to count for the election of directors, the advisory resolution to approve executive compensation, the proposed amendments to the Certificate of Incorporation or the stockholder proposals. If you do not instruct your broker how to vote on these matters, no vote will be cast on your behalf. Brokers continue, however, to have discretion to vote uninstructed shares on the ratification of the appointment of our independent registered public accounting firm.

If you are a participant in the Quest Diagnostics Profit Sharing Plan or the 401(k) Savings Plan of Quest Diagnostics and you do not submit voting instructions in respect of shares held on your behalf in such plan, then, except as otherwise required by law, the plan trustee will vote your shares in the same proportion as the voting instructions that it receives from other participants. If you hold shares in the Company’s Employee Stock Purchase Plan and you do not submit voting instructions in respect of shares held in that plan, those shares will not be voted.

10. What if there is voting on other matters?

We do not know of any other matters that may be presented for action at the meeting other than those described in this proxy statement. If any matter not described in the Proxy Statement properly is brought before the meeting, the proxy holders will have the discretion how to vote your shares.

11. How can I attend the annual meeting?

Only stockholders as of the record date (or their proxy holders) may attend the annual meeting. All stockholders seeking admission to the meeting must present photo identification. If you hold your shares in street name, to gain admission to the meeting you also must provide proof of ownership of your shares as of the record date. Proof of ownership may be a letter or account statement from your broker, bank or other holder of record.

12. What happens if the annual meeting is postponed or adjourned?

Your proxy will still be valid and may be voted at the postponed or adjourned annual meeting. You will still be able to change or revoke your proxy until it is voted.

13. Who will pay the expenses incurred in connection with the solicitation of my vote?

The Company pays the cost of preparing proxy materials and soliciting your vote. Our directors, officers and employees, who will receive no additional compensation for soliciting, may solicit proxies on our behalf by telephone, mail, electronic or facsimile transmission, in person or by other means of communication. We also have hired D. F. King & Co., Inc. to solicit proxies and for these services we will pay an estimated fee of $12,500, plus expenses.

14. Can I receive annual meeting material via electronic delivery?

This proxy statement and the Annual Report are available on our website at www.QuestDiagnostics.com/investor. You can save the Company postage and printing expense by consenting to access these documents over the Internet. If you consent, you will receive notice next year when these documents are available with instructions on how to view them and submit voting instructions. Your consent to electronic delivery of materials will remain in effect until you revoke it. If you choose electronic delivery, you may incur costs, such as cable, telephone and Internet access charges, for which you will be responsible.

15. Whom should I call with other questions or to obtain a paper copy of this document or the Annual Report on Form 10-K?

If you have additional questions about this proxy statement or the annual meeting or would like additional copies of this document or our 2013 Annual Report on Form 10-K at no charge, please contact Investor Relations, Quest Diagnostics Incorporated, 3 Giralda Farms, Madison, N.J. 07940; email address: Investor@QuestDiagnostics.com. The Company’s main telephone number is 973-520-2700. We will promptly deliver to you the documents that you request.

16. How do I submit a proposal for the 2015 Annual Meeting of Stockholders?

Stockholders intending to present a proposal at the 2015 annual meeting and have it included in the Company’s proxy statement for that meeting must submit the proposal in writing to William J. O’Shaughnessy, Jr., Corporate Secretary, Three Giralda Farms, Madison, New Jersey 07940. We must receive your proposal by the close of business on December 11, 2014.

Stockholders intending to present a proposal at the 2015 annual meeting, but not to include the proposal in the Company’s proxy statement, or to nominate a person for director, must comply with the requirements set forth in our by-laws. The by-laws require, among other things, that our Corporate Secretary receive written notice from the record stockholder of intent to present such proposal or nomination no more than 120 days and no less than 90 days prior to the anniversary of the preceding year’s annual meeting. Therefore, the Company must receive notice of such a proposal or nomination for the 2015 annual meeting no earlier than January 21, 2015 and no later than February 20, 2015. The notice must contain the information required by the by-laws, a copy of which is available on our corporate governance website at www.QuestDiagnostics.com/governance or upon request from our Corporate Secretary.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be held on May 21, 2014: Our proxy statement and Annual Report on Form 10-K for the year ended December 31, 2013 are available on our website at www.QuestDiagnostics.com/Investor.

MI3769

Corporate Election Services P. O. Box 1150 Pittsburgh, PA 15230

PLEASE SUBMIT YOUR PROXY BY PHONE OR BY INTERNET, OR RETURN THIS CARD AFTER SIGNING AND DATING IT.

Submit your proxy by Telephone Toll-free via touch-tone phone: 1-888-693-8683 Have your proxy card and follow instructions.	Submit your proxy by Internet Go to www.cesvote.com Have your proxy card and follow instructions.	Submit your proxy by Mail Return your proxy in the postage-paid envelope provided.

IMPORTANT

If you hold shares in a Quest Diagnostics employee benefit plan, your voting instructions for such shares must be received by 11:59 p.m. EDT on May 19, 2014, to assure that they are counted.

è

ê If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. ê

The Quest Diagnostics Board of Directors recommends a vote FOR the nominees listed below.

1.	Election of Directors	FOR	AGAINST	ABSTAIN
	(1) Timothy L. Main	❑	❑	❑
	(2) Timothy M. Ring	❑	❑	❑
	(3) Daniel C. Stanzione	❑	❑	❑

The Quest Diagnostics Board of Directors recommends a vote FOR Proposal 2.
2.	Ratification of the appointment of our independent registered public accounting firm for 2014

❑ FOR	❑ AGAINST	❑ ABSTAIN
The Quest Diagnostics Board of Directors recommends a vote FOR Proposal 3.
3.	Amending certificate of incorporation to remove super majority voting requirements

❑ FOR	❑ AGAINST	❑ ABSTAIN

The Quest Diagnostics Board of Directors recommends a vote FOR Proposal 4.
4.	Amending certificate of incorporation to permit stockholders to cause the company to call special meetings of stockholders

❑ FOR	❑ AGAINST	❑ ABSTAIN

The Quest Diagnostics Board of Directors recommends a vote FOR Proposal 5.
5.	An advisory resolution to approve executive compensation

❑ FOR	❑ AGAINST	❑ ABSTAIN

Signature

Signature (if held jointly)

Date: , 2014

IMPORTANT – Please sign exactly as imprinted (do not print). When signing on behalf of a corporation, partnership, estate or trust, indicate title or capacity of person signing. If shares are held jointly, each holder must sign.

Notice of 2014 Annual Meeting of Stockholders
QUEST DIAGNOSTICS INCORPORATED
Three Giralda Farms
Madison, New Jersey
May 21, 2014, 10:30 a.m. local time

At the meeting we will act on the following proposals:

•	the election of three directors;

•	ratification of the appointment of our independent registered public accounting firm for 2014;

•	amending certificate of incorporation to remove super majority voting requirements;

•	amending certificate of incorporation to permit stockholders to cause the company to call special meetings of stockholders;

•	an advisory resolution to approve executive compensation; and

•	such other business as may properly come before the meeting or any adjournment or postponement thereof.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS NOW AVAILABLE

If you are a record holder of shares, you have the option to access future stockholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. To give your consent to access materials electronically, follow the prompts when you submit your proxy by telephone or over the Internet, or contact Computershare, our transfer agent and registrar, using the contact details below.

STOCKHOLDER INFORMATION

If you are a stockholder of record and have questions regarding your Quest Diagnostics Incorporated stock, you may contact our transfer agent and registrar as follows:

Computershare
P. O. Box 30170
College Station, TX 77845
Toll free telephone 800-622-6757
Email address: web.queries@computershare.com

ê If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing. ê

QUEST DIAGNOSTICS INCORPORATED

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Michael E. Prevoznik and William J. O’Shaughnessy, Jr., and each of them, proxies with full power of substitution, to represent and to vote on behalf of the undersigned all the shares of common stock of Quest Diagnostics Incorporated that the undersigned is entitled in any capacity to vote if personally present at the 2014 Annual Meeting of Stockholders to be held on Wednesday, May 21, 2014, and at any adjournments or postponements thereof, in accordance with the instructions set forth on the reverse side of this proxy card and with the same effect as though the undersigned were present in person and voting such shares. Each of the proxies is authorized in his discretion to vote for the election of a person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may come before the meeting or any adjournment or postponement thereof.

THIS PROXY WILL BE VOTED AS DIRECTED. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, IT WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS OF QUEST DIAGNOSTICS INCORPORATED FOR EACH PROPOSAL.